Exhibit 99.2
Settlement Agreement
Between
Dana Corporation
and
United Steelworkers
July 5, 2007

Settlement Agreement
          This agreement, including all Appendices thereto (the “Settlement Agreement”) is entered into as of July 5, 2007, by and between Dana Corporation (“Dana” or the “Company”) and its debtor affiliates and subsidiaries and the United Steelworkers and its Local Union 903, Local Union 9443-02, and Local Union 113 (collectively, the “USW” or “Union”). The USW also enters into this Settlement Agreement as the authorized representative, as defined in section 1114 (c)(1) of title 11 of the United States Code (the “Bankruptcy Code”) of those persons receiving retiree benefits as defined in Section 1114(a) of the Bankruptcy Code pursuant to collectively bargained plans, programs and/or agreements between Dana and the USW.
          The Company is also on this day entering into a settlement agreement with International Union, UAW and certain UAW Local Unions (together, “UAW,” and collectively with the USW, the “Unions”) relating to matters involving the bargaining unit employees and retirees represented by UAW (“UAW Settlement Agreement”). The UAW Settlement Agreement is separate and distinct from this Settlement Agreement, although the UAW Settlement Agreement is substantively similar to this Settlement Agreement and was bargained at the same time as this Settlement Agreement. Where relevant herein, the USW and UAW will be referred to collectively as the “Unions.” Any reference in this Settlement Agreement to the UAW or any provision of the UAW Settlement Agreement is merely for purposes of context and is not intended, unless explicitly stated, to incorporate or adopt herein any provision of the UAW Settlement Agreement.
          Whereas, on February 1, 2007, Dana filed the Motion and Memorandum of Law of Debtors and Debtors in Possession to Reject Their Collective Bargaining Agreements

and to Modify Their Retiree Health Benefits Pursuant to Sections 1113 and 1114 of the Bankruptcy Code (the “Section 1113/1114 Litigation”); and
          Whereas, on February 21, 2007, the Unions filed their Joint UAW and USW Objection and Memorandum in Opposition to Debtors’ Motion to Reject Their Collective Bargaining Agreements and to Modify Their Retiree Benefits Pursuant to Sections 1113 and 1114 of the Bankruptcy Code; and
          Whereas, the Bankruptcy Court conducted a trial in the Section 1113/1114 Litigation during March and April, 2007; and
          Whereas, the parties have engaged in good faith, arms-length negotiations and have reached agreement regarding modifications to their collective bargaining agreements and retiree health benefits, and, in cooperation with Centerbridge, on other matters related to Dana’s restructuring; and
          Whereas, during the course of these negotiations, the Unions underscored the importance of securing important protections for its active members and retirees in connection with modifications to existing collective bargaining agreements; and
          Whereas, as part of a global settlement of collective bargaining and retiree health care issues and in connection with the Company’s overall restructuring, the parties have agreed to certain protections (specified in this Settlement Agreement and common to the UAW Settlement Agreement) to be afforded to all UAW- and USW — represented locations, such as employment security, Investment Term Sheet commitments, post-emergence bonus, commitments on future work, successorship provisions, interplant job opportunities, pension and health care benefits, and plan of reorganization terms; and

          Whereas, the parties agree that an integral part of this global Settlement Agreement, in addition to the modifications to existing collective bargaining agreements, is resolution of the Company’s retiree health care obligations, financing of such a settlement, and identification of a Plan Sponsor reasonably acceptable to the Unions capable of facilitating Dana’s emergence from Chapter 11; and
          Whereas, the proposed Plan Sponsor (Centerbridge) has made clear that any New Investment Term Sheet is contingent upon approval and adoption of this global settlement by the UAW and the USW; and
          Whereas, the ability to obtain the foregoing protections for Union-represented actives and retirees is contingent upon, among other things, achievement of certain cost savings specified for each individual facility, as further described herein; and
          INCORPORATING THE BACKGROUND HEREIN, IT IS HEREBY AGREED BY THE PARTIES HERETO AS FOLLOWS:
          1. Except as otherwise provided in this Settlement Agreement, the Company shall include any current or future Affiliate of the Company which operates in the United States or Canada.
               (a) An Affiliate shall mean any business enterprise that Controls, is under the Control of, or is under common Control with the Company, provided that such enterprises shall only be deemed to be Affiliates if they are engaged in manufacturing.
               (b) Control of business enterprise shall mean possession, directly or indirectly, of either:
(i)	fifty percent (50%) of the equity of the enterprise; or

(ii)	the power to direct the management and policies of said enterprise.

          2. Form of Agreement and Impact on Existing Collective Agreements.
               (a) The parties to this Settlement Agreement are parties to individual collective bargaining agreements and other related agreements applicable to the Company’s Fort Wayne, Indiana, Marion, Indiana, and Henderson, Kentucky plants (all such agreements at a particular location, the “Individual Location Union Agreements” and, collectively all USW agreements at all locations, “All Union Agreements”).
               (b) The Settlement Agreement shall modify All Union Agreements as described herein, but only to the extent described herein. Unless otherwise specifically provided herein, this Settlement Agreement shall supersede any contrary provision contained in any Individual Location Union Agreement existing as of the date of this Agreement. All Union Agreements, as modified by this Settlement Agreement and its Appendices, shall be assumed by the applicable Debtor on the effective date of a plan of reorganization for the applicable Debtor.
Cost Reductions
The following facilities will provide an additional $2.987 million per year to help defray costs as follows:

	$ in Thousands
Ft. Wayne	$1849
Henderson	$363
Marion	$775

Total	$2.987	M

by making modifications to their respective collective bargaining agreement. These modifications have been agreed to by the parties, subject to ratification of this Settlement Agreement by the Unions, and upon such ratification, they will be incorporated into the respective Individual Location Union Agreements or Master Agreement. Appendix P hereto contains the language changes, term sheets, and other documentation memorializing the negotiated modifications to those agreements.

     Total Cost Savings
$ 2.987 M
          3. Effective Date, Expiration Date and Renewal
               (a) Subject to the Termination Rights set forth in Section 10 and Appendix R, this Settlement Agreement shall become effective on the date that all of the following conditions are met: (i) ratification of this Settlement Agreement by UAW in accordance with its designated processes; (ii) ratification of this Settlement Agreement by the USW in the manner designated by the USW; (iii) agreement between Dana and Centerbridge Partners, L.P. (“Centerbridge”) regarding the terms of the Centerbridge Investment; (iv) a Plan Support Agreement between Dana, the Unions and Centerbridge; (v) approval by the Bankruptcy Court without condition or exception; (vi) withdrawal of Dana’s Section 1113/1114 Motion; (vii) the ratification of the USW’s first labor agreement covering employees at Humboldt, TN; and (viii) completion of the expedited organizing process at Sterling, Illinois and Milwaukee, Wisconsin. So long as this Settlement Agreement has not terminated under Appendix R, the Company’s withdrawal of the Section 1113/1114 Motion shall be with prejudice.
               (b) This Settlement Agreement, all Individual Location Agreements and any new collective bargaining agreements between the Company and USW shall have as their expiration date June 1, 2011, except as provided in Appendix R hereto.
          4. Retiree Health, Pension, Employment and Union Security and Additional Matters
     As part of the Settlement Agreement, the Company agrees to the following:
               (a) Successorship, as found in Appendix A hereto;
               (b) Neutrality, as found in Appendix B hereto;

               (c) MFO, as found in Appendix C hereto;
               (d) Employment Security, as found in Appendix D hereto;
               (e) Work Opportunities and Underutilized Facilities, as found in Appendix E hereto;
               (f) Interplant Job Opportunities, as found in Appendix F hereto;
               (g) Sourcing, as found in Appendix G hereto;
               (h) Sharing of Financial Information, as found in Appendix H hereto;
               (i) Plan of Reorganization, as found in Appendix I hereto;
               (j) Post-Emergence Bonus, as found in Appendix J hereto;
               (k) Retiree Benefits and LTD, as found in Appendix K hereto;
               (l) Pension Freeze and Buyouts, as found in Appendix L hereto;
               (m) Steelworkers Pension Trust, as found in Appendix M hereto;
               (n) Marion Severance as found in Appendix N hereto;
               (o) Tier 2 Rates, as found in Appendix O hereto;
               (p) Local Union Cost Savings/Modification Agreements and Plant Closing Agreements, as found in Appendix P hereto;
               (q) Active Benefits, as found in Appendix Q hereto;
          National Network, as found in Appendix Q1 hereto
               (r) Termination Events, as found in Appendix R hereto;
               (s) Letter Agreements, as found in Appendix S hereto;
          5. Dispute Resolution
Any and all disputes concerning the interpretation or application of this Settlement Agreement and its Appendices shall be subject to final and binding arbitration as described herein. This procedure shall not modify or supplant the grievance and arbitration provisions set forth in any Individual Location Union Agreements or other Union Agreements for any dispute arising under such agreements.
               (a) In all cases except for disputes under Appendices D, E and Q1, the following shall apply:
The USW shall advise the Company in writing of the occurrence of a violation of this Agreement or its Appendices. Within 30 days of the submission of said writing, the Company’s Chief Executive Officer (or his or her designee) shall meet with a designee of the USW to discuss the dispute. The Company shall advise the USW within 10 days of said meeting of its position on the dispute. If the Company’s position is not acceptable to the Unions, the USW shall have 30 days to appeal the matter to arbitration under the procedure described below.
Within 15 days of any appeal to arbitration, the parties shall meet to select, whether by agreement or by striking, an arbitrator to be selected from the panel of five arbitrators described below:
[To be discussed]
The arbitrator selected shall conduct a hearing which is to occur within 30 days of his or her selection. The parties will devise rules of procedure that are appropriate to the nature of the dispute and which serve the purpose of expediting consideration of the matter. The determination of the arbitrator shall be final and binding.
               (b) In the case of disputes arising under Appendices D, E and Q1, the following shall apply:
a hearing before the arbitrator to resolve any dispute shall occur within 10 calendar days of written demand by the Union and the arbitrator shall rule within 15 days following the commencement of the hearing or as otherwise agreed to by the parties.
          6. Resolution of all matters concerning 11 U.S.C. §§ 1113, 1114.
     6.1 In light of the commitments made in this Settlement Agreement (and only if this Agreement is not terminated under Appendix R), the Company agrees as follows:
               (a) That the Agreements concluded herewith (including this Settlement Agreement, Individual Location Union Agreements, and the first agreement at the

Humboldt, Tennessee plant, all as modified by this Settlement Agreement)(collectively, in this paragraph 6, the “Agreements”) constitute post-petition agreements that may not be the subject of an order authorizing rejection or any other relief entered pursuant to Section 1113 of the Bankruptcy Code, 11 U.S.C. § 1113. In the interest of greater certainty, and in light of the foregoing, the Company hereby unconditionally waives any right to seek relief in any form pursuant to Section 1113 of the Bankruptcy Code.
               (b) That with respect to “retiree benefits” (as such term is defined in 11 U.S.C. § 1114(a)), in light of the foregoing, the Company hereby unconditionally waives any right to seek relief in any form reducing such retiree benefits pursuant to Section 1114 of the Bankruptcy Code.
               (c) That the Union’s consent to the terms of the Agreements, including, but not limited to the agreement covering retiree benefits, is expressly and unequivocally contingent upon the agreement of the Company to the obligations set forth in this paragraph 6.
               (d) That the Company shall seek an order of the Bankruptcy Court authorizing the Company to enter into the Agreements, including, but not limited to, the agreement concerning retiree benefits, which shall incorporate the terms of this paragraph and shall provide that the Agreements shall be binding upon any trustee that may subsequently be appointed in the Company’s Chapter 11 cases.
               (e) To actively oppose any motion filed by any party-in-interest seeking relief in any form pursuant to Sections 1113 or 1114 of the Bankruptcy Code.
     6.2 In light of the commitments made by the Company in this Settlement Agreement, and only if this Settlement Agreement is not terminated in accordance with

Appendix R, so long as the Company is not in breach of its obligations under this paragraph, the Union unconditionally waives any right to seek relief under Section 1114(g)(3) of the Bankruptcy Code.
          7. Union’s Claim. The parties agree that the amount, classification and treatment under the plan of reorganization that incorporates the New Investment Term Sheet of any claim of the Union shall be determined in connection with the filing of such plan. Any such claim shall be voted by the Union.
          8. Plan of Reorganization. Subject to the provisions of Appendix R, any plan of reorganization proposed by Dana shall:
               (a) provide for the assumption by the Debtors of All Union Agreements;
               (b) provide that consideration will be contributed into the USW Union Retiree VEBA (as defined below) consistent with Appendix K of this Settlement Agreement;
               (c) be in a form and substance reasonably acceptable to the Union;
               (d) conform to this Settlement Agreement;
               (e) incorporate the New Investment under the Centerbridge New Investment Term Sheet;
               (f) include the Union and its respective officers, employees and advisors in any exculpation and release provisions applicable to, and on the same terms as, the debtors and their officers, directors, employees and advisors and the official committee of unsecured creditors and its members and advisors;
               (g) conform to the Plan Term Sheet.

          9. Bankruptcy Court Approval. Dana shall take the following actions to seek and support approval of this Settlement Agreement:
               (a) file a motion in form and substance reasonably acceptable to the Unions so as to be heard at the July 25, 2007 hearing;
               (b) provide the Union copies of, and a reasonable opportunity to comment on, the motion and other pleadings, proposed orders, and supporting papers relating to such motion for court approval;
               (c) use its reasonable best efforts to obtain the support of the official committee of unsecured creditors, the ad hoc committee of noteholders, other principal stakeholders and the United States Trustee;
               (d) use reasonable best efforts to obtain approval of the motion (including with respect to appeals).
          10. Termination Rights.
This Settlement Agreement may be terminated by the Unions, by written notice (the “Termination Notice”) given no later than 30 days following the occurrence of any of the events of termination set forth in Appendix R and in accordance with the terms set forth therein. In the event of termination, this Settlement Agreement shall become null and void except as set forth in Appendix R, and the Unions may, in their sole unreviewable discretion, issue a Notice that All Union Agreements shall be terminated as of the date specified therein. Termination shall give rise to the Unions’ right to strike.
          11. Executive Compensation Appeal. The Union will withdraw with prejudice its appeal in respect of the Debtors’ executive compensation, annual incentive plan, and long term incentive plan that is currently pending in the United States District Court for the Southern District of New York.
[SIGNATURES ON NEXT PAGE]

For the Dana Corporation:	For the United Steelworkers

/s/ Chris Bueter	/s/ David R. Jury on behalf of J. Robinson

Chris Bueter, Vice President	James Robinson
Industrial Relations, Dana Corporation	Director, District 7

/s/ Robert Arquette Robert Arquette, Vice President Benefits and Payroll Services, Dana Corporation

APPENDIX A – SUCCESSORSHIP
1.	The Company agrees to insert the following provision in its Individual Location Union Agreements.

2.	“The Company agrees that in the event of a sale, conveyance, assignment or other transfer, using any form of transaction, of the plant or facilities covered by this agreement (any of the foregoing, a Sale) to any third party unaffiliated entity (Buyer), the following conditions will be satisfied prior to or in conjunction with the closing of the Sale:
a.	The Buyer shall have entered into an agreement with the Union:
1)	recognizing it as the exclusive bargaining representative for the Employees working at the facilities to be Sold, and

2)	either (a) embodying the existing terms and conditions of employment affecting bargaining unit employees, in which case, provided that the existing labor agreement has less than 13 months remaining in its term, the Union shall, at its sole option which must be exercised no later than 120 days prior to the expiration date of the existing labor agreement, have the right to extend the existing terms and conditions for a period of an additional twelve (12) months beyond its scheduled expiration, with final offer interest arbitration used to determine economic improvements during the extension period, or (b) establishing new terms and conditions of employment to be effective as of the closing date of the Sale.
b.	A necessary condition prior to consummation of a Sale under this section shall be satisfactory resolution between the Union and Company of any continuing obligations, responsibilities or liabilities to the Union and/or employees following a proposed Sale. Any disputes with respect to such resolution shall be subject to arbitration on an expedited basis.”
3.	This Appendix and Paragraph 2 above is not intended to apply to any transactions solely between the Company and any of its Affiliates.

4.	This Appendix and Paragraph 2 above shall not apply to a public offering of registered securities.

5.	Notwithstanding the provisions of Section 3(b) of this Settlement Agreement, this Appendix shall expire one (1) year after the Termination Date.

APPENDIX B – NEUTRALITY
DANA NEUTRALITY AGREEMENT
Dana Corporation and USW recognize that federal law guarantees employees the right to form and join labor organizations without interference or retaliation. In order to ensure an orderly environment for the exercise of these rights by employees, the parties agree to the following:
          Article 1. Definitions
1.1	“Agents” means supervisors, managers, department heads, consultants, contractors, line supervisors or any other person or entity with actual or apparent authority to speak on behalf of the Company or the USW.

1.2	“Bargaining Unit” means the bargaining unit of employees to be represented by the Union as determined in accordance with Article 3.

1.3	“Company” means Dana Corporation and any Affiliate thereof. An Affiliate shall mean any business enterprise that Controls, is under the Control of, or is under common Control with the Company, provided that such enterprises shall only be deemed to be Affiliates if they produce or market the same or similar products as those produced or marketed by the Company at operations covered by an agreement with either the USW or the UAW.

Control of a business enterprise shall mean possession, directly or indirectly, of either: (a) fifty percent (50%) of the equity of the enterprise; or (b) the power to direct the management and policies of said enterprise.

1.4	“Dispute” has the meaning given in Article 5.

1.5	“Facility” or “Facilities” has the meaning given in Article 8.

1.6	“Neutral” means a neutral third-party, selected as described in Article 5, to conduct the card check as described in Article 3, and to resolve Disputes as described in Articles 3 and 5. References to the Neutral shall be deemed to include the First Alternate or the Second Alternate if they are serving in the capacity of the Neutral as described in Article 5.

1.7	“Neutrality” has the meaning set out in Article 2.

1.8	“Non-Work Areas” has the meaning set out in Article 2.

1.9	“UAW” means International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW.

1.10	“USW” means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC.

1.11	“Union” means the USW, any local union(s) affiliated with the USW, and any coalition of labor organizations which includes the USW and/or any local union affiliated with the USW.
          Article 2. Neutrality, Fairness and Good Faith
2.1	The Company and the Union agree to the following:
2.1.1	The Company will adopt a position of Neutrality in the event the Union undertakes activities seeking to represent employees working in the Company’s facilities covered by this Agreement.

2.1.2	“Neutrality” means the following at the Company’s facilities covered by this Agreement.
2.1.2.1	The Company and/or Union will not engage in any communication or other conduct that evidences, either directly or indirectly, a negative, derogatory, or demeaning attitude toward the Company or the Union (including the Company’s or Union’s motives, integrity, character, or performance) or about labor organizations or management generally.

2.1.2.2	The Company will not engage in any communications or conduct that directly or indirectly, demonstrates or implies opposition to unionization of its employees.

2.1.2.3	Dana will not employ, retain, or consult with any firm, association, entity, or individual for the purpose of resisting or opposing unionization by the USW or attempt to influence employees regarding unionization by the USW.

2.1.2.4	The Company will advise its employees that it is totally neutral regarding the issue of representation by the Union and whether or not the employees select the

Union as their collective bargaining representative. The Company will advise its employees that it has a constructive and positive relationship with the USW, and that a Neutrality Agreement exists. The Union and Company will make available a copy of the Neutrality Agreement to employees.

2.1.2.5	The Company will not provide any support or assistance of any kind to any person or group that is supporting or opposing the selection of the Union as the bargaining representative of the employees.

2.1.2.6	The Company and the Union recognize that the employees have a legal right to express their opinion provided such expression is within the law and lawful Company rules and regulations.

2.1.2.7	The Company will not make any statements or representations as to the potential negative effects or results of representation by the Union on the Company, the employees, or any group of employees.

2.1.2.8	The Company and/or the Union will not verbally or in any written communication publicly or privately disparage the other party as a whole nor any individual management or Union person.
2.1.3	“Fairness and Good Faith” means the following at the facilities covered by this Agreement:
2.1.3.1	Upon request of the Union, the Company will provide the Union with a list of all employees (both full-time and part-time) in the Bargaining Unit at a particular Facility within one (1) week of the Union’s request for such list. The list will be in alphabetical order (last name first) and will show each employee’s full name, date of hire, classification, shift, department, and home address including zip code. The list will be updated if requested by the Union, but no more than once per month.

2.1.3.2	The Company and/or the Union will not engage in threats, misrepresentations, or delaying tactics in connection with any effort by the Union to organize the employees.

2.1.3.3	The Company and/or the Union will not threaten, intimidate, discriminate against, retaliate against or otherwise take adverse action against any employee, based on his or her decision to support or not support representation by the Union. Nor will the Company or the Union take any adverse actions against each other because a Facility’s employees decide to be or not to be represented by the Union.

2.1.3.4	The Company and/or Union will not commit any unfair labor practice involving interference with the employees’ rights to select or not select the Union as their bargaining representative.

2.1.3.5	The Company will provide the Union with access to employees during the workday in non-work areas including, but not limited to, parking lots, building entrances and exits, break areas, smoking areas, and cafeterias during the workday. The Company shall provide the Union access for a meeting with its employees on the Company’s premises during work time as mutually agreed upon at the time of the Union’s request. The Company will introduce the Union at the meeting. The Company will advise its employees that it has a constructive and positive relationship with the USW and that a Neutrality Agreement exists and that both parties are committed to the success and growth of the facility.

2.1.3.6	While on the Company’s premises, the Union will adhere to the Company’s safety rules and will not delay or otherwise disrupt the facility’s operations. The Union will register under the facility guidelines at the Company’s facility when entering and upon leaving the facility.

2.1.3.7	The Company will permit the distribution of Union literature in Non-Work Areas of its Facilities.

2.1.3.8	The Company will permit its employees to display the USW insignia and to communicate with fellow employees concerning the Union and workplace issues, including wage rates, disciplinary systems, Company policies, and working conditions. The Company shall permit the Union to post notices on bulletin boards or other locations normally utilized by employees for posting of personal notices provided such notices are not in conflict with the definition of “Neutrality” as defined herein.

2.1.3.9	The Company and the Union will instruct their respective Agents on the obligations and duties of this Agreement and will direct such Agents to avoid any conduct which is inconsistent with this Agreement.

2.1.3.10	The Company agrees that it will not consummate a transaction which would result in the Company having or creating an Affiliate without ensuring that the New Affiliate agrees to and becomes bound by this Agreement.
Article 3. Establishment of Majority Status
3.1	The parties understand that the Company may not recognize the Union as the exclusive representative of employees in the absence of a showing that a majority of the employees in an appropriate bargaining unit have expressed their desire to be represented by the Union. In determining whether this standard has been met, the parties agree to the following:
3.1.1	The Union, with the consent of the Company, will designate the bargaining unit to be represented. The Company will respond to the Union’s designation within three (3) business days after receipt. The Company agrees to consent to any unit designated by the Union that is similar to any bargaining unit at any other location of the Company. The Company will not unreasonably withhold its consent to the Union’s designation. The Bargaining Unit will normally include employees at the particular location engaged in production, quality inspection, material handling, labor and maintenance involved in the process of producing, assembling, or manufacturing products. All office and clerical, professional, guards, quality engineers, engineers and supervisors as defined in the National Labor Relations Act will normally be excluded from the Bargaining Unit.

3.1.2	In the event that the Company reasonably withholds its consent to the Bargaining Unit designated by the Union, the Company will provide to the Union a list of the employees over whom such dispute exists, including their job title, department, and all other information, which may be reasonably necessary to evaluate the dispute. In the event that the Union and the Company cannot resolve the scope of the Bargaining Unit issue, the parties will present the issues to the Neutral described in Article 5 within seven

(7) business days after the Company first indicates that it has withheld its consent to the Bargaining Unit proposed by the Union. The hearing before the Neutral will be held immediately, and the provisions of Sections 5.1.2.2, 5.1.2.3, 5.1.2.4, 5.1.3 and 5.1.4 shall apply.

3.1.3	For purposes of determining the number of employees that constitute a majority of the Bargaining Unit, the employee population will be composed of only those employees in the Bargaining Unit on the date of the request from the Union for the employee list. At the Union’s option, a later date may be used as long as the date is after the date of request for the list and before the date of union recognition.

3.1.4	The Company shall post a notice on all bulletin boards of a Facility after the Union holds its employee meeting on Company premises. The Notice shall read as follows:
“Notice to Employees:

The Company does not oppose collective bargaining or the unionization of our employees.

The choice of whether or not to be represented by a union is yours alone to make.

We will not interfere in any way with your exercise of that choice.

If the Union secures a simple majority of authorization cards of the employees in [insert description of Bargaining Unit established pursuant to Section 3.2 and 3.3 above] the Company shall recognize the Union as the exclusive representative of such employees without a secret ballot election conducted by the National Labor Relations Board.

The authorization cards must unambiguously state that the signing employees desire to designate the union as their exclusive representative.

Employee signatures on the authorization cards will be confidentially verified by a neutral third party chosen by the Company and the Union.”
3.1.5	The demonstration of majority support within the appropriate Bargaining unit shall be made by determining support with Employee Authorization Forms. The following procedure shall apply to the card check.

3.1.6	The Company agrees that the USW will notify the Neutral to be available within three (3) business days following the USW’s written or e-mail request to the Company to conduct the card check.

3.1.7	In the event the Neutral is not available during the time described in the prior section, the USW, at its option, may schedule the card check at another time mutually agreeable to the Company, the Union and the Neutral, or may elect to use either the First Alternate or Second Alternate. In no event shall the card check be more than seven (7) calendar days after the Union’s request.

3.1.8	The USW shall request the Neutral to review the Employee Authorization Forms submitted by the USW against the list of eligible employees in the Bargaining Unit to verify the signatures of such employees, and to certify the results on the appropriate form.

3.1.9	The Company shall provide the business records necessary for the Neutral to verify signatures and a list of eligible employees in the Bargaining Unit.
Article 4. Following Proof of Majority Status
4.1	In the event that the Union is found to have achieved majority status by the procedures described in Article 3 at a Facility, the Company agrees to recognize the Union as the exclusive bargaining representative of employees in the Bargaining Unit at that Facility, and that, upon recognition, the Bargaining Unit at that Facility will be subject to the “additional plant” clause(s) contained in the Framework collective bargaining agreements.
Article 5. Dispute Resolution
5.1	Any alleged violation(s) of this Agreement, including, but not limited to, any dispute involving conduct during an organizing drive or employee eligibility (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article 5. Disputes regarding the scope of a proposed Bargaining Unit are to be resolved in accordance with the procedures described in Article 3.
5.1.1	Following notice that a Dispute exists, the parties shall designate high-level representatives, who shall attempt to resolve the Dispute by mutual agreement. Such efforts will continue for ten (10) calendar days.

5.1.2	If the parties are unable to resolve the Dispute as described in section 5.1.1, the Dispute will be submitted to the Neutral on an expedited basis in accordance with the following:
5.1.2.1	The hearing will be held within five (5) business days following expiration of the period described in section 5.1.1.

5.1.2.2	The parties will request the Neutral to render a bench decision.

5.1.2.3	If the Neutral is unavailable or is unable to comply with the time limits described above, the moving party shall have the option of agreeing to a different schedule or to permit the First Alternate or Second Alternate to conduct the hearing and render the decision in accordance with those time limits.

5.1.2.4	The Neutral shall have complete authority to remedy any violation of this Agreement and the decision of the Neutral shall be final and binding. All parties waive their right to challenge the decision of the Neutral in any forum.
5.1.3	The Neutral and the Alternates shall be designated by the parties. In the event that either the First or Second Alternate is designated to serve in any capacity under this Agreement, such person shall have rights and duties identical to those described with respect to the Neutral.

5.1.4	In the event any of the individuals identified in Section 5.1.3 above resigns, dies, or is otherwise unable to continue to serve, the parties will, by mutual agreement, identify a replacement for such person.
Article 6. Expenses of the Neutral
6.1	When the Neutral or an Alternate serves the parties for the purposes outlined under the provisions of this Agreement, the total expense of the Neutral or Alternate will be equally shared by the Company and the Union. Expenses to be shared will include, but not be limited to, the following -— the cost of retaining the services of the Neutral and Alternates; Per diem charges and expenses of the Neutral and Alternate for services rendered; The cost of suitable facilities to conduct a Dispute or unit clarification hearing. The Company and Union will bear their individual expenses respectively due to preparing or presenting any issue or evidence to the Neutral or Alternate.
Article 7. No Strike/No Lockout
7.1	The Union shall not engage in any strike or work stoppage, and the Company shall not engage in any lockout, at a Facility over any issue that is subject to the Dispute Resolution procedures in this Agreement.
Article 8. Facilities
8.1	The obligations of this Agreement shall apply to Company Facilities. For purposes of this Agreement, “Facility” or “Facilities” means any operation in the United States or Canada which, now or in the future, is wholly owned or operated by the Company.

APPENDIX C – MANUFACTURING FOOTPRINT OPTIMIZATION

1.	The Company has previously informed the USW in conjunction with its bankruptcy proceedings of its intentions with respect to optimizing the manufacturing operations at union and non-union plants (“MFO”).

2.	The Company had provided the USW with relevant information to understand and evaluate the actions that it planned to take, and then bargained in good faith with the USW with respect to its intended plans.

3.	In the course of such bargaining, the Company has given careful consideration to potential changes in the MFO suggested by the USW as part of this process, and the parties have agreed to the following:

	a.	In the Traction business, the Company will maintain the existing work at the Ft. Wayne plant, which currently employs an active workforce of approximately 490.

	b.	In the event that the Company moves the production of end yokes from the Marion plant, it will replace no fewer than 60 jobs that would otherwise be lost by that move.

4.	During the term of this Agreement, the Company shall not move existing work out of a facility where the USW represents employees into a facility where either they or the UAW do not, with the exception of the movement of production of end yokes from the Marion plant, unless a customer makes a sourcing decision under an existing contract, ends a sourcing contract, or does not renew a sourcing contract, which prevent(s) the Company from complying with the terms of this Appendix. In such event, the Company may move only the work covered by such event.

5.	In addition, in such event, the Company will provide relevant information to the USW and the parties will promptly meet to discuss possible alternatives.

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APPENDIX D – EMPLOYMENT SECURITY
1.	Objective

Where practical and consistent with its business goals, the Company will provide employees with the opportunity to work at least forty (40) hours per week.

2.	Layoff Minimization Plan

The Company agrees that, prior to implementing planned layoffs (not including temporary layoffs as defined in the respective collective bargaining agreements), it shall review and discuss with the Union:
a.	any relevant documentation that clearly relates to the business need for the layoffs (Need);

b.	the anticipated impact of the layoffs on the bargaining unit, including the number of employees to be laid off and the duration of the layoffs, to the extent known (Impact); and

c.	a Layoff Minimization Plan based upon consideration of at least the following elements, and containing such elements as are appropriate to the circumstances:
(1)	a reduction in the use of outside contractors;

(2)	the minimization of the use of overtime;

(3)	a program of voluntary layoffs; and

(4)	the use of productive alternate work assignments to reduce the number of layoffs.
3.	Employee Protections

Reference to the factors to be considered in developing a Layoff Minimization Plan in Paragraph 2.c above shall not impair in any way any protection afforded to Employees under other provisions of this Agreement or any other agreement between the Company and the USW.

4.	Union Response

The USW shall be provided expeditiously with sufficient information relevant to the layoff, and the USW may reach its own judgment on whether there is a Need, the appropriate Impact and to develop its own proposed Layoff Minimization Plan. Any response shall be presented in a timely fashion so as not to unreasonably delay action under this Appendix.

5.	Company Consideration of Union Layoff Minimization Plan.

Upon the Company’s receipt of the USW proposed Layoff Minimization Plan, the Company shall give careful consideration to issues and alternatives identified by the USW and shall meet with the USW to discuss same and attempt to reach agreement on a Layoff Minimization Plan.

6.	Dispute Resolution
a.	In the event the parties do not reach agreement on whether there is a Need, the appropriate Impact and the terms of a Layoff Minimization Plan, the parties may then submit their dispute on an expedited basis to final offer (baseball) arbitration

b.	The arbitrator’s ruling shall be limited to addressing whether the Company’s or the USW’s proposed Layoff Minimization Plan is more reasonable, given all the circumstances and the objectives of the parties, and providing an appropriate remedy.

APPENDIX E – WORK OPPORTUNITIES AND UNDERUTILIZED FACILITIES
1.	For purposes of this Appendix, “Future Opportunity Work” shall be defined as machining and assembly work on new product line(s) including new platforms that the Company intends to perform in North America.

2.	“Covered Location” shall mean any facility in which the USW or the UAW is the exclusive bargaining representative of employees.

3.	“Preferred Location” shall mean the following: for the Traction business, Ft. Wayne, IN, and, for the Commercial Vehicle business, Henderson, KY.

4.	The Company agrees to make reasonable and necessary capital expenditures at Covered Locations designed to maintain and/or expand the work performed at such locations consistent with this Appendix, provided that such expenditures are not economically imprudent.

5.	The Company agrees that, with respect to Future Opportunity Work, the Company will have such work performed in a Preferred Location so as to maintain operations at such location at full capacity to the extent possible, unless:
--	There is insufficient excess capacity available at the Location to perform such work, and additions in capacity cannot be achieved on a competitive basis.

--	Material financial, business or competitive reason(s) clearly disfavor the use of the Location, or legitimate customer concerns (e.g., “just-in-time”) prevent use of the Location.
6.	With respect to work on a future generation of an existing product line or platform, or new product line(s) or platform(s), that the Company intends to perform in North America (including but not limited to Future Opportunity Work), which is not to be performed at a Preferred Location in accordance with paragraph 5 above, the Company shall perform such work at a Covered Location, unless (a) there is insufficient excess capacity available at the Location to perform such work, or (b) meaningful financial, business or competitive reason(s) disfavor the use of the Location.

7.	In the event that the customer removes the Econoline machining work currently performed at the Ft. Wayne plant, the Company will give the Ft. Wayne plant first priority for future Traction business machining work that it intends to perform in North America in an attempt to replace the lost work, provided that the work can be performed at the Ft. Wayne plant and that to do so would not be materially detrimental to the financial or competitive viability of the North American Traction business of the Company.

8.	Underutilized Facilities When any Covered Location is operating at less than full capacity (except during maintenance and repair outages) (an “Underutilized Facility”), the Company agrees that:
(i) it will consider sourcing work to the relevant Underutilized Facility from other than a Covered Location, and
(ii) it will consider sourcing new work that can be performed at the Underutilized Facility to such Underutilized Facility, provided that the work in question can be performed at the Underutilized Facility, material financial, business or competitive reasons do not clearly disfavor the use of the Underutilized Facility, or legitimate customer concerns do not prevent such sourcing. For purposes of this Appendix, “full capacity” shall mean that the manufacturing assets at the facility are fully utilized.

9.	The Company will provide the Union with a meaningful opportunity to participate in decisions involving certain work to be performed in the North America in the future. To that end, the Company shall promptly provide the Union with reasonable notice of all potential Future Opportunity Work, any related work on which the Company is planning to bid or currently bidding, or any work whose performance at a Covered Location is in jeopardy. The Company will work with the USW to determine how to win or protect such work, including through negotiated changes in the labor agreement, if such is necessary.

10.	In the event that the Company determines not to direct work to a Covered Location, the Company shall give the Union notice within five (5) business days of its determination in such matter. The notice shall identify the specific reasons underlying the decision and shall be accompanied by supporting documentation or financial reports, analyses, etc. with respect to such reasons. The parties will meet to discuss such information at the Union’s request, at an expedited, executive-level meeting.

APPENDIX F – INTERPLANT JOB OPPORTUNITIES
[Omitted]

APPENDIX G – SOURCING
1.	Introduction
a.	Dana and the USW recognize that dramatic changes in world markets have created new quality, productivity and competitiveness challenges for Dana. These challenges can only be met if both parties develop a more positive, non-adversarial and constructive relationship. The Company and the USW also recognize the significant contribution of the skills and loyalty of the workforce to the success of the Company and the importance of new investment in USW-represented facilities. Each recognizes the significant role which the other must play in the success of the company. To these ends, the Company and the USW hereby pledge renewed energies and commitment to increase productivity and quality of operations and to maximize the competitive capability of Dana.

b.	Dana and the USW recognize the interdependent relationship of quality, operating efficiency, empowerment and job security. Essential to the future of Dana and its support of the workforce are joint commitments to improve quality, increase investment opportunities and provide employment security. The USW, Dana and its employees will work together in a spirit of teamwork, cooperation and mutual understanding to improve product quality and grow the business.
2.	USW-Dana Sourcing/Competitiveness Committee

To support and implement the above commitments to improve quality, grow the business and to create ongoing activities based upon continuous improvement principles, the USW and Dana Corporation will create the USW-Dana Sourcing/Competitiveness Committee. The Committee will oversee the work of the Sourcing Committee at each plant as described below. A meeting will be scheduled within 60 days of the signing of this agreement to develop the plan and details for the program.
Local Sourcing Committees
a.	The Company agrees that, prior to their implementation, it shall share with the Local Union any Company plans to bring outside contractors into the plant or transfer products to a non-Dana facility.

b.	The Company and Local Union shall meet for a reasonable time period, not to exceed fifteen (15) days, during which the parties shall evaluate the reasons for the proposed process or product transfer (to a non-Dana facility) and/or alternatives to the possible process or product transfer. Relevant factors in the deliberations are whether a transfer of product is consistent with the long-term plan and overall success of the plant, including, without limitation, profitability, cost-benefit analysis, and optimal utilization of production facilities, skills of the workforce, customer requirements, competitiveness and employment security. It is the intent of the parties at the conclusion of problem solving there shall be a mutual agreement regarding the proposed action.

b.	The Company shall inform the Local Union President/Chair of any out-sourcing or contracting actions being considered that will directly result in the layoff of bargaining unit members or elimination of overtime. No decision to out-source work that directly results in the layoff of bargaining unit employees shall be implemented for a period of fifteen (15) days during which time the Company shall meet with the Local Union for the purpose of discussing the possible alternative proposals. This section does not apply to work out-sourced due to inability to meet delivery schedules as a result of a temporary capacity problem and/or a lack of available production hours. The Company and USW will explore all means possible in an effort to keep the work in-house or provide alternate work equal in volume or production time.

c.	The Company shall provide the Local Union President/Chair with relevant information needed to compare the applicable vendor bids with the cost of the same work if performed in-house (such as vendor bids, financial audits, financial records or costing information) prior to the final decision to out-source bargaining unit work.

d.	The Company will not dispose of equipment, products, processes or facilities for the purpose of enabling itself to subcontract work currently being performed by the bargaining unit employees.

e.	The Company and the Union will each designate a representative to facilitate the actions of the local parties with respect to this Appendix and the sourcing issues addressed herein.

f.	Any dispute involving this Appendix G shall be subject to the dispute resolution described in the Settlement Agreement.

APPENDIX H – SHARING OF FINANCIAL INFORMATION
In addition to any rights that the USW may enjoy under law or regulation:
1.	The Company will share relevant financial (e.g., income statements, cash flow statements, materials costs, labor costs, SG&A expenses, budget information, etc.), as well as quality, productivity, efficiency and safety reports with the bargaining committee of each USW-represented facility at a monthly meeting. After each such meeting, relevant non-confidential information will be presented to the workforce. The bargaining committee will be provided relevant background material so as to develop a comprehensive understanding of the underlying issues of each report.

2.	All of the information described above shall also be provided to the USW. In addition to the information provided to the Locals as provided in 1. above, the Company will also send the USW the following, additional information:
a.	Financial information — Supporting schedules for the Income Statements and Statements of Cash Flows which should include cost of goods sold, including breakdown of materials costs, manufacturing overhead/burden, labor costs; and selling, general and administrative expenses.

b.	Meeting with Dana Comptroller – At the Union’s request, the Company will arrange for a meeting, not more frequently than once each quarter, between one or more USW representatives and the Dana Comptroller to further discuss information. The USW representatives shall receive such following information: Projected sales, costs and operating results, together with a list of major assumptions used in preparing the operating budgets described above; management reports/analyses submitted to corporate or divisional headquarters on the facility’s performance for the latest quarter and the prior year end; identification of any extraordinary, unusual or non-recurring costs/write-offs/income occurring in any of the financial statements or projections provided; and capital expenditure and depreciation figures.

APPENDIX I – PLAN TERM SHEET
EXHIBIT A TO PLAN SUPPORT AGREEMENT
[Omitted]

Appendix J – Post-Emergence Bonus
Summary of Principal Terms and Conditions
The Company and the Unions agree that shares of new common stock of reorganized Dana shall be reserved for the purpose of providing a bonus to certain Union-represented employees at the plants covered by this Settlement Agreement as soon as practicable after emergence.
Such stock shall be distributed as provided for herein to (i) employees covered by the Settlement Agreement who will be employees of the Company, including any employees on long-term disability status, as of the effective date of a plan of reorganization, and who have at least one year of service as of the effective date of a plan of reorganization, and (ii) retirees who, had they not retired on or after May 26, 2007 under the provisions of a pension plan sponsored by the Company and/or Appendix L, Section A and before the effective date of a plan of reorganization, would otherwise have satisfied (i) above (collectively, Eligible Employees).
Upon the effective date of a plan of reorganization, the Company shall allocate the shares among Eligible Employees in the following manner. Each Eligible Employee shall receive sufficient shares of stock to equal $6,000.00 in value as soon as such shares can be reserved following emergence; provided, however, that as of the effective date of a plan of reorganization, the aggregate value of the shares of new common stock to be allocated pursuant to this Appendix J shall not exceed $22,530,000.00.
Such shares, which shall be unrestricted, freely tradable and fully vested, shall be distributed as soon as practicable following the effective date of a plan of reorganization. Shares will be distributed in amount net of the appropriate withholding under all applicable taxing authorities. The Company will arrange for discount brokerage services to be available to Eligible Employees to facilitate the elective sale of shares after the issuance of shares. Brokerage fees will be paid by employees who take advantage of the service.
For purposes of this Appendix J, the shares to be distributed shall have a value calculated based on the value per common share set forth in the disclosure statement as approved by the Bankruptcy Court.

APPENDIX K – RETIREE AND DISABILITY BENEFITS
1.	Termination of Non-Pension Retiree Benefits for Union Retirees. The parties agree that the Company will terminate effective the later of January 1, 2008 or the effective date of a plan of reorganization (“Retiree Benefit Termination Date”), all non-pension retiree benefits of individuals who, as of the Retiree Benefit Termination Date, are retirees, surviving spouses and eligible dependents represented by the USW (“Union Retirees”), provided however, that the Company will continue to provide all non-pension retiree benefits to the Union Retirees under the terms of existing plans through the Retiree Benefit Termination Date. On the Retiree Benefit Termination Date, the Company will cease to sponsor or provide any non-pension retiree benefits for Union Retirees. Except as otherwise provided herein, the Company shall have no obligation to provide any non-pension retiree benefits to Union Retirees after the Retiree Benefit Termination Date, except for the payment of claims incurred by Union Retirees through the Retiree Benefit Termination Date and presented for payment no later than six months following the Retiree Benefit Termination Date.

2.	Termination of Non-Pension Retiree Benefits for Active Union Employees. The parties agree that employees represented by the Union who have not retired as of the Retiree Benefit Termination Date shall not, after that date, have any eligibility for non-pension retiree benefits upon retirement, except as otherwise provided in Appendix L to this Agreement, except for such non-pension retiree benefits as may be provided by and through the USW Union Retiree VEBA as defined below.

3.	Termination of Disability Income and Medical Benefits for Union Disableds. The parties agree that the Company will terminate effective on the Retiree Benefit Termination Date all long term disability income and medical benefits (“LTD Benefits”) of individuals who are represented by the USW and who, as of the Retiree Benefit Termination Date, (i) are receiving LTD Benefits or (ii) have begun a period of disability that will result in qualification for LTD Benefits from the Company (“Union Disableds”), provided however that the Company will continue to provide all LTD Benefits to the Union Disableds under the terms of the now-existing plans through and including the Retiree Benefit Termination Date. On and as of the Retiree Benefit Termination Date, the Company will cease to sponsor or provide any LTD Benefits for Union Disableds, and except as otherwise provided herein, the Company shall have no obligation to provide any LTD Benefits to Union Disableds after the Retiree Benefit Termination Date.

4.	In consideration of Paragraphs 1, 2 and 3 above, a Voluntary Employee Benefit Association (“VEBA”)shall be established and funded, as follows:
a.	Establishing the USW Union Retiree VEBA. As expeditiously as possible and in all events prior to the Retiree Benefit Termination Date the Union shall establish a VEBA for and on behalf of all Union Retirees and Union Disableds (the “USW Union Retiree VEBA”).

b.	The USW Union Retiree VEBA Contribution. Within two (2) (business days of the later of (a) the Retiree Benefit Termination Date and (b) having received written notice, including the VEBA trust documents, from the VEBA Trustees that (i) the USW Union Retiree VEBA has been established and (ii) the USW Union Retiree VEBA can accept contributions made as instructed in such written notice, the Company shall (x) cause $275.1 million in cash to be contributed to the USW Union Retiree VEBA (the “Contribution Amount”) by wire transfer as instructed in such written notice, and (y) contribute to the VEBA shares of new common stock of reorganized Dana having a value of $31.3 million (or the maximum amount permitted under prevailing Department of Labor regulations governing VEBAs before qualifying as a “prohibited transaction,” with the difference between such maximum amount and $31.3 million being contributed to the USW Union Retiree VEBA in cash) (the “Stock Contribution”), which value shall be calculated based on the value per common share set forth in the disclosure statement as approved by the Bankruptcy Court. In no event will the Company’s obligation for contributions under this Appendix “K” exceed $306.4 million in total. The current VEBA trusts in place at Fort Wayne, Marion and Reading will continue in place, and the assets of those trusts shall neither be transferred to the USW Union Retiree VEBA, nor be part of the Contribution Amount, nor reduce the Contribution Amount. As of the Retiree Benefit Termination Date, the joint Board of Administration of each of the aforementioned individual VEBA trusts will determine the future uses of any remaining assets in coordination with the provisions of the USW Union Retiree VEBA (and any schedule or form of benefits provided under the USW Union Retiree VEBA) and, to the extent necessary to empower each such Board of Administration to effectuate such determinations, the parties will amend the governing documents and agreements governing (a) the individual VEBA trusts and (b) the provision of benefits funded thereby.

c.	Adjustment to the Contribution Amount. The Contribution Amount will be reduced by the amount of (i) non-pension retiree benefit claims incurred by the Company for Union Retirees on and after July 1, 2007 and (ii) any LTD Benefits incurred by the Company on behalf of Union Disableds on and after July 1, 2007. The amount of reduction in this section 4(c) will not include the amount of payment of any non-pension retiree benefit or LTD Benefit claims made for Union Retirees for claims incurred prior to July 1, 2007 or for Union Disableds for claims incurred prior to July 1, 2007 (claims run out) but will include any amount due and payable as of the date of contribution described in 4(b) above. (iii) In addition the Company will decrease the Contribution Amount for an estimated amount of non-pension retiree benefit claims for Union Retirees incurred but not paid on or after July 1, 2007 but not later than the date of the payment called for in 4(b) above. The additional reduction under (iii) of this section represents claims run out following at the date of contribution specified in 4(b) above. (iv) In addition, the Company will decrease the amount of the contribution for any amounts attributable to paragraph 5.b (but not the remainder of paragraph 5) of this Appendix K, and for administrative costs in excess of $25,000 for changes in the retiree benefit programs made pursuant to paragraph 6 below. The Company will make a final payment, to the USW Union Retiree VEBA based upon the amount of contributions less the actual amounts known for 4(c)(i), (ii), (iii) and (iv) but not longer than six months following the contribution date in 4(b) above.
5.	Cooperation with the Union and Reimbursement of Certain Expenses. To the extent required or permitted by law, Dana and its successors and assigns shall furnish to the Committee (as defined in paragraph 8 below) such information and shall provide such cooperation as may be necessary to permit the Committee to effectively administer the plan of benefits provided to retirees, including, without limitation, the implementation and administration of voluntary premium deductions from the pension benefits of retirees, and the retrieval of data in a form and to the extent maintained by the Company regarding age, service, and pension eligibility, marital status, mortality, claims history, and enrollment information of Dana employees and retirees.
a.	Moreover, Dana shall cooperate with the Union and the Committee and undertake such reasonable actions as will enable the Committee to perform its administrative functions with respect to the VEBA, including ensuring an orderly transition from Company administration of the retiree health care program to USW Union Retiree VEBA administration (“Administrative Transition”).

b.	Dana shall be financially responsible for reasonable costs associated with the Committee’s fees and expenses, and educational efforts and communications with respect to Retirees conducted at the Union’s request, creation of administrative procedures, initial development of record sharing procedures, the testing of computer systems, vendor selection and contracting, and other activities, incurred on and before the Retiree Benefit Termination Date.

c.	It is understood that the costs associated with drafting the VEBA trust agreement, seeking from the Internal Revenue Service a determination of the tax-exempt status of the USW Union Retiree VEBA, plan design, and actuarial and other professional work necessary for initiation of the USW Union Retiree VEBA and the benefits to be offered thereunder, shall all be payable pursuant to the certain Orders of the Bankruptcy Court concerning the payment of the Union’s professional fees rather than being subject to payment pursuant to this agreement.

6.	Changes in Benefits. At the direction of the Unions, and after reasonable notice from the Unions, the Company shall implement any changes in the non-pension retiree benefit programs that take effect on or after July 1, 2007.

7.	COBRA. The Company will comply with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations issued respectively there under (collectively, “COBRA”) with regard to making available COBRA continuation coverage as described by Section 4980B of the Code and Section 602 of ERISA (or any successor provisions thereto) to Union Retirees. The parties acknowledge that a COBRA qualifying event under Section 4980B(f) of the Code and Section 603 of ERISA will occur. The Company will offer an opportunity to elect COBRA continuation coverage to eligible Union Retirees provided, however, that this subparagraph shall not apply if: (i) it is otherwise not required by, inconsistent with or contrary to applicable law, (ii) the Company ceases to provide any group health plan to their employees, (iii) a Union Retiree fails to pay a COBRA premium or (iv) a Union Retiree becomes covered under any other group health plan (hereinafter “New Coverage”). Eligibility for coverage under a group health plan offered by the USW Union Retiree VEBA shall not, by itself, in the absence of electing coverage under one of the group health plans, constitute New Coverage. A Union Retiree who does not initially elect COBRA continuation coverage shall waive any right to COBRA continuation coverage at a later date; provided, however, that, in the event a Union Retiree does not elect COBRA coverage as provided in this paragraph 7, nothing in this Agreement shall preclude a Union Retiree from electing COBRA continuation coverage in connection with any future COBRA qualifying event under the Code and ERISA. Nothing herein however, is intended nor should it be construed to limit, waive or augment any COBRA rights or benefits with respect to any Union Retirees.

8.	USW Union Retiree VEBA Committee. The USW Union Retiree VEBA shall be administered by an independent committee (the “Committee”) which shall be the sponsor, “named fiduciary” and plan administrator of the USW Union Retiree VEBA. The Committee shall consist of (i) three members not affiliated with the Company and appointed by the Union and (ii) four members who shall not have any affiliation with the Company or the Union and who shall consist of health care, employee benefits or ERISA experts or asset management experts or similarly qualified persons (Independent Committee Member). Prior to any termination of such an Independent Committee Member, the four Independent Committee Members shall recruit and select replacement Independent Committee Members to fill any vacancies among the four of them. Except as provided herein and in Letter No. 7 in Appendix S, the Company shall have no responsibility for or involvement with respect to the establishment or administration of the USW Union Retiree VEBA. The Union shall have the power to remove or replace the trustees it appoints.

APPENDIX L – PENSION FREEZE AND BUYOUT PROVISIONS
A.      PENSION
The Company and the Union agree that each Union Pension Plan (as hereinafter defined) shall be amended, in amendments in a form acceptable to the Union, to provide as follows, provided, however, that, except as provided in paragraphs A(5) and A(6), no new pension benefit is intended to be created by this Appendix:
1)	Freeze of Pension Credited Service Provisions; Continuation of Eligibility Service for Persons with Twenty or More Years of Credited Service. Each defined benefit pension plan covering the Company’s U.S. hourly employees represented by the USW (“Union Pension Plan”), shall, effective as of the “Freeze Date” (such Freeze Date being, except as provided for in paragraph A 13 below, the later of (i) the effective date of a plan of reorganization, or (ii) January 1, 2008), freeze all future credited service under each Union Pension Plan, subject to (x) the provisions contained herein for continuation of accrual of eligibility service for persons with twenty or more years of credited service on the Freeze Date, and (y) the operation of law. No person shall first become a participant in any Union Pension Plan on or after the Freeze Date. For purposes of this Appendix, the Steelworkers Pension Trust pension plan shall not be deemed a “Union Pension Plan”. For the purpose of this Appendix L, the freeze of pension credited service will include elimination, as of the Freeze Date, of any and all Company basic contributions attributable to service after the Freeze Date to various Company defined contribution plans which have been instituted as a replacement for participation in defined benefit pension plans (including plans such as SavingsWorks for Bargained Employees), but not including contributions to the Steelworkers’ Pension Trust. It is also agreed that, where appropriate to facilitate the Company’s efforts to consolidate its defined contribution plans into one consolidated safe-harbor plan, employee accounts will be moved from such plans to the Dana UAW Master 401(k) plan as expeditiously as possible, but only after the Company and the Union have mutually agreed to the terms under which such consolidation will occur.

2)	Record of Pension Credited Service. Pension credited service for each participant in a Union Pension Plan as of the Freeze Date will be the number of such participant’s full years and full months on record with the Company as of the Freeze Date, subject to the continued accrual of eligibility service after the Freeze Date for certain persons, as provided herein. The Company will issue individual statements of frozen pension credited service to participants as soon as possible following the Freeze Date, and will further provide the Union with a consolidated statement of each affected individual’s name, date of birth, date of hire and frozen credited service.

3)	Recognition of Employee Age. In the future, all of the Union Pension Plans will continue to recognize a participant’s age as specified in each Union Pension Plan for purposes of eligibility for commencement of a retirement benefit where age is a factor for such benefit under the various plans. For example, if a participant is age 59 and has 10 years of credited service on the Freeze Date, when the participant reaches age 60, the participant will be eligible to retire under a 60/10 early retirement provision, with a Supplemental Benefit (as hereinafter defined) payable prior to age 62 and one month.

4)	Supplemental Pension Benefits; Eligibility Service. (i) Notwithstanding the credited service freeze provided for herein, each employee who retires before or after the Freeze Date will continue to receive their monthly benefits, including but not limited to their “Supplemental Benefits” (which term includes early retirement and interim supplements, as well as temporary benefits), where provided for under the terms of the Union Pension Plan that covers or covered such employee. This includes any employee who earns additional eligibility service under the provisions of this Appendix L, where such additional eligibility service along with the employee’s credited service as of the Freeze Date is sufficient to qualify such employee for a form of early retirement that pays any Supplemental Benefit. (ii) Eligibility service, for purposes of this Appendix L, will include the earning of eligibility service for periods of layoff, leave, etc., as well as time worked, under the same terms as provided for the earning of credited service in the respective Union Pension Plans prior to the adoption of the plan amendments contemplated by this Appendix L. The sum of an employee’s post-Freeze Date eligibility service as provided for herein and an employee’s pre-Freeze Date credited service as of the Freeze Date will be used to determine whether that employee (or a spouse claiming a benefit under a Union Pension Plan as a result of an employee’s service) has met the service requirements for any of the various forms of retirement under any Union Pension Plan. Eligibility service will not be used for purposes of current or future benefit amount calculation under any Union Pension Plan, but will be used to determine eligibility for pension benefits. For eligible employees who accumulated credited service in more than one Union Pension Plan prior to the Freeze Date, eligibility for, and payment of, Supplemental Benefits shall be based on the terms of the Union Pension Plan covering the eligible employee as a participant as of the Freeze Date, taking into account the eligible employee’s combined credited service as of the Freeze Date and eligibility service after the Freeze Date.

5)	Special Advanced Retirement Provisions. This provision will apply to employees who are not on long-term disability nor commencing a benefit from terminated vested status, and who retire at Marion and Ft. Wayne. Beginning on the date of the Company’s filing of its plan of reorganization with the Court and extending until ninety (90) days following the Freeze Date, employees who have at least 27 years of credited service but not more than 30 years of credited service as of the Freeze Date, will be allowed to retire and commence a retirement benefit as if their service for eligibility purposes equaled 30 years as of the effective date of their retirement. Employees who elect to retire under this provision will be entitled to receive a basic benefit, reduced under the plan in accordance with their actual frozen credited service as of the Freeze Date, until such time as the employee reaches age 62 and one month, at which time their basic benefit will no longer be subject to reduction. Such employees will also be entitled to receive a Supplemental Benefit determined by multiplying the amount of the supplement in the appropriate Union Pension Plan by a fraction, the numerator of which is their credited service as of the Freeze Date, and the denominator of which is 30.

For example, if an employee retires with exactly 27 years of credited service, he will be considered to have 30 years of credited service for purposes of determining his eligibility for the “30 and Out” provision. He will be entitled to a basic benefit of 27 times (based on his 27 years of actual credited service as of the Freeze Date) the appropriate basic benefit amount (reduced for early commencement), with the reduction of the basic benefit amount popping up to an unreduced basic benefit at age 62 and one month. He will also be entitled to receive 27/30ths of the respective 30 and Out supplement.

By comparison, an employee who retires under a 30 and Out provision with exactly 30 years of credited service would have a basic benefit of 30 times the appropriate basic benefit amount (reduced for early commencement) and a full 30 and Out supplement, with the reduction of the basic benefit amount popping up to an unreduced basic benefit at age 62 and one month.

6)	Other Early Retirement Provisions; Continued Accrual of Eligibility Service for those with Twenty or More Years of Credited Service as of the Freeze Date. Employees who have at least 20 years of credited service as of the Freeze Date will be allowed to continue to accrue eligibility service after the Freeze Date. Upon reaching future eligibility for retirement under the terms of the appropriate Union Pension Plan through the inclusion in combination of such post-Freeze Date eligibility service and of credited service as of the Freeze Date, such employees will be entitled to receive a basic benefit (reduced under the plan for early commencement, until such time as the employee reaches age 62 and one month, at which time their basic benefit will no longer be subject to reduction (except for 60/10 retirements)), along with Supplemental Benefits. For a 30 and Out benefit, the Supplemental Benefit will be determined by multiplying the amount of the Supplemental Benefit as provided in the appropriate Union Pension Plan by a fraction, the numerator of which is their credited service as of the Freeze Date, and the denominator of which is 30. For other retirements, the Supplemental Benefit will be based upon credited service as of the Freeze Date and, where appropriate, age at retirement.
For example, an employee who retires under an 85 point “Interim Supplement” provision (with his age at retirement, credited service at the Freeze Date, and eligibility service earned after the Freeze Date together totaling 85) with exactly 26 years of credited service at the Freeze Date would have a basic benefit of 26 times (based on his credited service as of the Freeze Date) the appropriate basic benefit amount (otherwise reduced for early commencement, with the reduction of the basic benefit amount popping up to an unreduced basic benefit at age 62 and one month), and a Supplemental Benefit based upon 26 years of credited service at the Freeze Date, based upon his age at the time of retirement.
For another example, the employee above, with exactly 26 years of credited service at the Freeze Date may also, after earning four years of eligibility service after the Freeze Date, be considered to have 30 years of credited service for purposes of determining his eligibility for the “30 and Out” provision. At that time, he would be entitled to a basic benefit of 26 times (based on his 26 years of credited service as of the Freeze Date) the appropriate basic benefit amount (reduced for early commencement, with the reduction of the basic benefit amount popping up to an unreduced basic benefit at age 62 and one month). He will also be entitled to receive 26/30ths of the respective 30 and Out supplement.

7)	Future Pension Plan Changes. Any future amendment, modification or termination of any of the Union Pension Plans, whether required by law or otherwise, shall be accomplished only with the consent of the Union whose members are or have been participants in such plan. In the case of amendments required by law, the Union shall not unreasonably withhold consent.

8)	Status of Employees. Employees who remain employed by the Company after the Freeze Date will not be treated as deferred vested employees under the provisions of their respective Union Pension Plans in any way that is contrary to the Company’s practices under the relevant collective bargaining agreements and pension plans as were in existence on May 24, 2007.

9)	Medicare Part B Benefit. The Medicare Benefit provisions of the Union Pension Plans will continue to be applied unchanged, notwithstanding the freeze provided for herein. However, the Medicare Part B Benefit in the Union Pension Plan covering the Company’s Marion facility will be frozen at the monthly level (dollar amount) in effect on the Freeze Date.

10)	Participation in the Workforce Limitations Eliminated. Any requirement in a Union Pension Plan that participation in the workforce must be restricted in order to receive a Supplemental Benefit or other pension benefit shall be eliminated.

11)	Choice of Benefits. If an employee is eligible for a pension benefit pursuant to the provisions of this Appendix L and another pension benefit under a Union Pension Plan or this Appendix L that is greater, the employee may, at the time of retirement, choose to receive either benefit.

12)	Employees To Be Deemed Vested Participants as of the Freeze Date. All participants in all Union Pension Plans who are not vested participants in those plans as of the day before the Freeze Date will be deemed vested participants as of the Freeze Date. For example, an employee who had four years of service on the day before the Freeze Date shall be deemed a vested participant on the Freeze Date.
SPECIAL BUY-OUTS PAYABLE TO RETIREES
1)	Buy Out Payments For Retirees. A one-time “Buy Out” payment will be available as provided below only to the following eligible individuals: (i) employees neither on long-term disability status at the time they retire nor who, upon retirement, would be commencing a benefit from terminated vested status, in the bargaining units covered under the Dana USW agreements at Marion, Indiana and who are eligible to retire under the various provisions of the Union Pension Plans covering such Employees or this Appendix L, and who retire or have retired beginning on May 26, 2007 and extending until 90 days following Freeze Date, (ii) employees neither on long-term disability status at the time they retire nor who, upon retirement, would be commencing a benefit from terminated vested status, in the bargaining unit at the Dana Corporation Traction Manufacturing Plant in Ft. Wayne, Indiana who are considered “Tier I” employees and who are eligible to retire under the various provisions of the Union Pension Plan covering such employees, or this Appendix L, and who retire or have retired beginning on May 26, 2007 and extending until 90 days following Freeze Date, and (iii) employees neither on long-term disability status at the time they retire nor who, upon retirement, would be commencing a benefit from terminated vested status, in the bargaining units at Marion, Indiana, or in the bargaining unit at the Dana Corporation Traction Manufacturing Plant in Ft. Wayne, Indiana, and who retired from employment with the Company on or after January 1, 2007 and prior to May 26, 2007. In the case of the Ft. Wayne bargaining unit, to be eligible under subparagraph (ii) above, an employee must have, in addition, been at work (not on layoff or long-term disability) on January 1, 2007 and must continue to be at work (not on layoff or long-term disability) in that location as of May 1, 2007.

2)	Amount and Form of the Buy Out; Timing of Buy-Out Payments. The amount of Buy Out payment paid to eligible employees described in Sections (1) (i) and (ii) of this part B will be Forty-Five Thousand Dollars ($45,000.00), less any applicable withholdings and deductions required by law. The amount of Buy Out payment paid to eligible retirees described in Section (1)(iii) of this part B will be Twenty-Two Thousand Five Hundred Dollars ($22,500.00). Any such payment will be reduced by any applicable withholdings and deductions required by law. The Buy Out payments will be taxed according to applicable requirements of Federal, State, and Local taxing authorities. Such payment will be paid by the Company to each retiree not sooner than 30 days following the later of the individual’s retirement or his execution and delivery of a covenant not to sue and acknowledgement of resolution of claims in Bankruptcy against the Company on a form provided by the Company, in a form acceptable to the Union.

3)	Scheduling of Payments. Depending upon cash flow considerations, the Company reserves the right to pay the one-time special Buy-Out payments in a lump sum or in installments of not more than three equal parts, the last of which will be made no later than 180 days following the later of the date the individual retires or the date he delivers the signed release form to the Company.

4)	Buy Out Payments for Employees who elect Special Advanced Retirement Provisions. The one-time special Buy-Out payment in the amount of Forty-Five Thousand Dollars ($45,000.00), as adjusted pursuant to the following sentence, will also be payable to employees who may qualify for retirement under Section (5) of part A of this Appendix L. The actual amount of the Buy-Out payment payable to such employee will be determined by multiplying Forty-Five Thousand Dollars ($45,000.00) by the same fraction applicable to their Supplemental Benefit, as described in Section (5) of part A of this Appendix L.

5)	Dana and the Union will jointly design and agree to application procedures and communications to be used in the administration of the Buy Out program. The Union and Company may, by mutual agreement, change the commencement date of the buyout program.
C.      SPECIAL PAYMENTS FOR EMPLOYEES AT FT. WAYNE
1)	Employees Eligible For Payments. A one-time payment will be available as provided below, calculated with respect to employees who are in the bargaining unit at the Company’s Ft. Wayne, Indiana plant who have less than 20 years of Pension Credited Service as of the date of the ratification of this Agreement. Employees who are or will become eligible on the Freeze Date for the provisions of Part A(6) shall not be eligible for the payment under this part C.

2)	Amount and Form of the Payment. The Company will pay to the group of eligible employees described in Section C (1) above the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) in the aggregate. The amount to be paid to each eligible employee will be determined by multiplying $2.5 million by a fraction, the numerator of which is the individual eligible employee’s months of Pension Credited Service as of the date of the ratification of this Agreement, and the denominator of which is the total number of months of Pension Credited Service of the group of eligible employees as a whole as of the date of the ratification of this Agreement. Any payments made to eligible employees described in Section C(1) will be subject to any applicable withholdings and deductions required by law, and will be taxed according to applicable requirements of Federal, State, and Local taxing authorities. Payment will be made to eligible employees within 60 days of the effective date of the agreement. Employees will make a selection within 30 days of the effective date of this Agreement to have the entire payment or a major fraction of it (rounded to the nearest $100) deposited to 401(k) or paid by check. Any deposit to the 401(k) will be made not sooner than an amendment is made to the 401(k) plan to receive these payments.
D.      GENERAL PROVISIONS
1)	Conditions Applicable to Retirements. Employees who otherwise would qualify for another retirement benefit under the terms of the applicable pension plan will be entitled to receive the greater of the benefit that would be provided under the terms of part A of this Appendix or the benefit to which such employee is otherwise entitled under the terms of the applicable pension plan, but not both.

2)	Severability. In the event that any of the provisions of this Appendix L shall become invalid or unenforceable by reason of ERISA, or any Federal, or State law, or Executive Order now existing or hereinafter enacted, such invalidity or unenforceability shall not affect the remainder of the provisions of this Appendix L. If the foregoing occurs, the parties will meet and agree to an appropriate resolution.

APPENDIX M – STEELWORKERS PENSION TRUST
All Covered Employees (as defined below) at the locations set forth in Section A.1 below will be covered under the Steelworkers Pension Trust (SPT) as of the Effective Date. The Effective Date will be the later of (i) January 1, 2008, or (ii) the first of the month immediately following the effective date of the freeze of the Dana defined benefit or defined contribution plan under which such employees are covered immediately prior to such freeze. The SPT is a multi-employer defined benefit pension plan. It is administered by a Board of Trustees, consisting of an equal number of employer and Union representatives.
Section A. Coverage
1.	Covered Employees

Covered Employees are all Employees represented by the USW, excluding temporary employees and vacation replacements who are not otherwise permanent employees, who are employed at the covered locations listed below for any length of time during a Wage Month. The Company is required to make a contribution in respect of a Covered Employee whose employment is terminated during a Wage Month.
Covered Locations:
Ft. Wayne IN
Marion IN
Henderson KY
as well as any newly organized facility.
Any newly organized facility shall not be covered until the first of the month following signing of the new collective bargaining agreement, at which time the Company shall discontinue any and all contributions that it had previously been making to any and all defined contribution plans for Employees at such facility.

2.	Newly Hired Employees

Newly hired Employees will be considered Covered Employees on the first day of the first calendar month immediately following the expiration of ninety (90) days from the commencement of his/her employment. Such calendar month shall be the Employee’s first Benefit Month. The immediately preceding calendar month shall be the Employee’s first Wage Month.

3.	Coverage of Newly Hired Employees Who Were Previously Covered

Newly hired Employees who were previously covered by the SPT shall be considered Covered Employees as of the first day of the first calendar month immediately after the commencement of their employment as Employees of the Company. This calendar month is the Employee’s first Benefit Month and the calendar month immediately preceding is the Employee’s first Wage Month.
Section B. Credited Service
1.	Credited Service solely for purposes of eligibility and vesting under the SPT (including eligibility for a Rule of 85 benefit) will mean the sum of an employee’s “Past Service” and “Covered Service”. An Employee’s “Past Service” will be equal to his Credited Service under the Company pension plans in which the employee participated prior to the Effective Date. If an employee was not a participant in a Company pension plan that counted Credited Service, the employee’s “Past Service” will be his service determined under the ERISA elapsed time service counting rules beginning on his date of hire with the Company and ending on the date upon which the Company union pension plans are frozen as provided in Appendix L. An Employee’s “Covered Service” will be his periods of employment with the Company beginning on the later of the Effective Date or his date of hire and, except as provided in Section E.3.(b) below, continuing during the time the Company remains a Participating Employer.

2.	Covered Service ends when an Employee quits, dies, retires or the Company stops making contributions on the Employee’s behalf.
Section C. Hourly Contributions
1.	Beginning on the Effective Date and continuing each month thereafter until the first anniversary of the Effective Date, the Company shall contribute to the SPT an amount equal to $.60 for each Covered Employee’s Contributory Hours (as defined in Section G below) during the month (Wage Month). The contributions for a Wage Month will be due within 10 business days of the close of the month in which the Contributory Hours were worked. The month during which the contribution is made is referred to as the Benefit Month.

2.	Beginning on the first anniversary of the Effective Date and continuing for the twelve month period thereafter, the Company shall contribute to the SPT an amount equal to $.80 for each Covered Employee’s Contributory Hours during the Wage Month. Each such monthly contribution shall be due within 10 business days of the close of the Wage Month in which the Contributory Hours were worked.

3.	Beginning on the second anniversary of the Effective Date and continuing each month thereafter until the expiration of the Agreement, the Company shall contribute to the SPT an amount equal to $1.00 for each Covered Employee’s Contributory Hours during the Wage Month. Each such monthly contributions will be due within 10 business days of the close of the Wage Month in which the Contributory Hours were worked.
Section D. Benefit Formula and Amount
1.	The amount of the pension that an Employee will receive depends directly on the total amount of contributions made on behalf of the Employee to the Plan by the Company during the time the Employee was covered by the Plan.

2.	The monthly benefit payable at Normal Retirement, Rule-of-85 Retirement, and Disability Retirement under the SPT equals the amount of the annual hourly contributions on behalf of an Employee multiplied by 24.2% and then divided by twelve (12) to obtain a monthly amount. This is the formula for a single life annuity. The benefit payable as a joint and survivor annuity or other optional form of payment is subject to adjustment.
Section E. Eligibility for Pension
Participants are eligible to retire under the following options:
1.	Normal Retirement

Retirement at age 65 with a pension benefit based on the contributions made on his/her behalf, without reduction for early retirement.

2.	Early Retirement

Retirement at age 55 with 5 years of Credited Service with a pension benefit based on the contributions made on his/her behalf, reduced by 0.25% (1/4%) for each month (or 3% per year) that the retirement is prior to age 65.

3.	Rule-of-85 Retirement

A participant is eligible for a Rule-of-85 retirement with a pension benefit based on the contributions made on his/her behalf, without reduction for early retirement, if:
a.	age plus the number of years of Credited Service equals 85 or more;

b.	the years of Covered Service that count in making the calculation are those calendar years in which there were at least five (5) months for which contributions were paid to the SPT (for those individuals who are eligible to participate in SPT on the Effective Date, Past Service will count as years of Covered Service); and

c.	during the twenty-four(24) month period preceding the month of retirement, there must have been at least ten (10) months for which contributions were paid to the SPT on his/her behalf.
4.	Disability Retirement

Disability within the meaning of the Federal Social Security Act while a Covered Employee on or after the Effective Date, with a pension benefit based on the contributions made on his/her behalf, without reduction for early retirement.

5.	Vested Deferred Retirement

An Employee who terminates his employment after completion of 5 years or more of Credited Service will be eligible for a vested deferred retirement benefit.
Section F. Vesting
A Participant shall be fully vested upon the completion of five (5) years of Credited Service.
Section G. Hours for Which Contributions are Made
1.	Contributory Hours include:
a.	hours actually worked by Covered Employees;

b.	hours for which Covered Employees were paid because of vacation, holidays, jury duty, bereavement leave, union business, but not in excess of forty (40) hours per week;

c.	for which Covered Employees, who are paid for vacations in a lump sum, were absent on vacation;

d.	hours for periods on lay-off of up to twelve (12) months, during which time the Employee will be deemed for this purpose alone to have worked forty (40) hours per week, per absence; and

e.	hours for absences of up to twelve (12) months (or such longer period as may be required by law) during which the Employee is receiving workers’ compensation or sickness and accident benefits, or is on Union Leave, leave of absence for military service or military encampment, or leave of absence on Family or Medical Leave, provided that the Employee returns to employment with the Company within the time period allowed by law or bargaining agreement. Such absences will be credited as Contributory Hours at a rate of up to forty (40) hours per week.
2.	There will not be any duplication of Contributory Hours under the SPT.
Section H. Covered Service Contribution
As of the Effective Date, the Company will make a special contribution to the SPT to recognize prior service with the Employer for the purposes of vesting and eligibility in an amount not to exceed $1,700,000.00.
Section I. Requirements
The Company shall transmit to the SPT with each contribution a contribution report on the form furnished by the SPT on which the Company shall report the names, status, hire and termination dates as applicable, Social Security numbers, birth dates as well as the total hours paid to each Covered Employee during the Wage Month. The Company further agrees to supply to the SPT such further information reasonably necessary as may from time to time be requested by it in connection with the benefits provided by the SPT to Covered Employees, and to permit audits of its employment records by the SPT for the sole purpose of determining compliance with terms and conditions of this Agreement.

Section J. Free Look
The Company and the Union will discuss alternative pension arrangements should the SPT modify the following provisions prior to the Effective Date:
The Company and the Union agree that Subsection (a) of Section 4210 of ERISA shall apply to the Company and that the Company shall not be responsible for any withdrawal liability for the first five years of the Company’s participation in the SPT, so long as (i) during such five year period there was no plan year in which the Company was required to make contributions to the SPT for such plan year equal to more than two percent (2%) of the sum of all employer contributions made to the SPT for that year, and (ii) the ratio of assets held in the SPT for the plan year preceding the first plan year for which the Company is required to contribute to the SPT to the benefit payments made by the SPT during such plan year was at least 8 to 1. The SPT may not be amended prior to the Effective Date to remove or diminish the Company’s right to the “free look” as provided herein.
Section K. Incorporation Agreement
The benefits and eligibility are subject to the Incorporation Agreement and supplemental agreements among the Company, Union and the SPT Trustees and the SPT Plan provisions. Nothing here modifies the Incorporation Agreement or the provisions of the SPT Plan. The Board of Trustees has the authority to decide all questions concerning eligibility for and the amount of pension benefits. All final decisions regarding the Plan are made by the Board of Trustees based on the provisions of the Declaration of Trust.

APPENDIX N – SPECIAL VOLUNTARY SEPARATION PROGRAM – MARION, INDIANA
May 25, 2007
Mr. James Robinson
Re: Special Voluntary Separation Program for Marion IN
Dear Mr. Robinson:
During the course of the discussions which led to our Settlement Agreement between the USW and Dana Corporation, the parties discussed at length the re-location of the production of end yokes currently manufactured in Dana’s Marion, Indiana facility.
Among other things, the parties agreed that the Company may re-locate these products out of the Marion facility at any time after November 1, 2007. To partially cushion the impact of such a move in the future, the parties have agreed to the following “Special Voluntary Separation Program” that is to become effective with the re-location of the end yoke business out of the Marion, IN facility and concludes once the end yoke business is fully re-located.
1.	Notwithstanding Letter #24, entitled Separation Payment Program of the current 2005-2009 Dana Corporation, Torque Products Division – USW Marion Indiana labor agreement, at the time the end yoke move is to begin, the Company will accept signed requests from employees (on a form to be provided), to participate in the Special Voluntary Separation Program to be developed by the Company. Solicitation for participation in this program will be conducted by both the local union committee and the plant Human Resource Business Partner.

2.	The Special Voluntary Separation Program will be available only to employees with one (1) or more years of seniority at the time of the solicitation, who are represented by the

USW in Marion, and who agree voluntarily and irrevocably to terminate their employment with the Company in return for the payment described below. The effective date of resignation under this program shall be the employee’s last day worked. The Company reserves the right to structure the timing of the voluntary resignations so that operations are not adversely impacted. The Company will accept the voluntary resignations of all eligible employees who volunteer to participate in the Program effective no later than the completion of the relocation of end yoke business.

3.	Should an eligible employee elect to participate in the Special Voluntary Separation Program and satisfactorily complete the paperwork, the employee will receive the following one-time payment:
A lump sum payment equal to fifty-two weeks of pay at the base rate of pay, reduced for expected unemployment compensation during that period, any health care premium sharing necessary for continued coverage as noted below (if applicable), and any taxes or other mandatory deductions.
4.	The payment will be made no later than three (3) weeks after the effective date of the employee’s voluntary resignation under the Special Voluntary Separation Program. Upon the effective date, the employee will no longer be considered “an employee with seniority” at the Marion facility and all privileges that are associated with being “an employee with seniority” will be terminated at the effective date. The exception is that the employee will be eligible for a terminated vested pension benefit upon his eligibility under the terms of the current Marion pension plan and shall receive healthcare coverage (including dental but excluding disability benefits) for the period of his month of resignation plus four (4) additional months. These four (4) additional months of healthcare coverage under this program will run concurrent with the employee’s COBRA eligibility and shall be included in any COBRA continuation eligibility the separated employee is otherwise eligible for. However, if the employee is otherwise eligible to retire under the terms and conditions of this Settlement Agreement and all of its Appendices, he may do so at the time he applies for the separation payment and will be considered a “retired” employee under the terms of this Agreement.

5.	Nothing in this program shall affect the Company’s ability or right, once the level of participation in the Special Voluntary Separation Program is known, to adjust the level of employment at the Marion, IN plant by the use of layoff or any other manner permitted under the contract. Those employees not electing to participate in the Special Voluntary Separation Program may be subject to regular layoff and all provisions of the labor agreement relative to layoffs in the Marion facility shall be controlling.

6.	Once the end yoke moves are completed, the Special Voluntary Separation Program will be eliminated and no further opportunity will be forthcoming relative to this letter of understanding to solicit and receive a lump sum payment in return for voluntary separation.

7.	Notwithstanding paragraphs 5 and 6 above, for the three months following the election to go on layoff of an employee eligible for the SVSP, any such employee who elects to go on layoff rather than severing their employment under this program may request participation in this special voluntary separation program. If the employee elects to participate in this program during that period of time, his election will not be denied however once the three (3) month period is concluded or he is recalled to the Marion facility (whichever occurs first) he will no longer be eligible to request participation in this voluntary separation program.
Sincerely,
Chris Bueter

APPENDIX O – TIER 2 RATES
[Omitted]

APPENDIX P — Local Union Cost Savings/Modification Agreements
[Omitted]

APPENDIX Q – CERTAIN BENEFITS FOR ACTIVE EMPLOYEES
[Omitted]

APPENDIX Q1 – NATIONAL HEALTHCARE NETWORK
[Omitted]

Appendix R: Right To Terminate
          The modifications to the collective bargaining agreements and retiree benefits reached in connection with Dana’s Chapter 11 reorganization and set forth in this Settlement Agreement were agreed to in furtherance of Dana’s reorganization under Chapter 11 of Title 11, United States Code. The parties acknowledge and agree that the proposed investment (“Investment”) by Centerbridge Partners, L.P. (“Centerbridge”) (the “Centerbridge Investment”), which Investment is reflected in Exhibit B of the Plan Support Agreement, Terms of Centerbridge Investment (the “Investment Term Sheet”), and the Reorganization Plan Metrics, as further described in the Settlement Agreement, are fundamental, integral and necessary conditions to the Settlement Agreement. The parties agree that the Unions shall have termination rights as follows:
          1. Replacement of Centerbridge By Dana: In the event that Dana determines that it wishes to replace Centerbridge with an Alternative Minority Investment (as such term is defined in the Investment Term Sheet) on better terms than those set forth in the Investment Term Sheet (the “Alternative Investor”), leaving the Settlement Agreement (including the Reorganization Plan Metrics) intact in all other respects, such Alternative Minority Investment shall be subject to the consent of the USW/UAW, which consent shall not be unreasonably withheld. The Unions’ consent shall be determined once the Unions have conducted due diligence regarding the Alternative Minority Investment, including discussions, if any, regarding the labor agreements and related restructuring matters. The Unions shall use reasonable best efforts to complete expedited due diligence within 3 weeks of notification by Dana regarding the Alternative Minority Investment provided that Dana and the proposed investor cooperate fully in such diligence. In the event that the Unions do not consent to the Alternative Minority Investment, then the following shall apply:
(a)	Mediation and Arbitration: Disputes regarding the Unions’ determination to withhold their consent of an Alternative Minority Investment shall be timely addressed first, at mediation, and then, if not resolved, through mandatory labor arbitration (“mediation-arbitration”) before a neutral mediator-arbitrator to be selected as set forth herein. The mediator-arbitrator shall be [name of individual]. If [selection #1] is not available, then [name of 1st alt.] shall serve as the mediator-arbitrator. If [1st alt] is not available, then the mediator-arbitrator shall be [ 2nd alt ]. For purposes of this paragraph, “available” means able to conduct a mediation-arbitration within 14 days of the submission of the dispute to mediation-arbitration and, if necessary, render a decision within 7 days thereafter. If none of the foregoing individuals are available, then the individual available at the earliest time shall be the individual selected.
(i) If the arbitrator finds that the Unions have acted reasonably in their determination to withhold consent of the Alternative Minority Investment, and, notwithstanding such determination, Dana proceeds with the Alternative Minority Investment, the Unions may, in their sole, unreviewable discretion, either: (A) issue a Notice of Termination, which shall constitute notice that each and every USW or UAW collective bargaining agreement shall be terminated on the date set forth therein, and which shall give rise to the Unions’ right to strike upon such termination, or (B) elect not to issue a Notice of Termination, in which event the Unions shall be entitled to the Stock Contribution (as defined in Appendix K) and have an allowed administrative expense claim in the amount of $703 million, which claim and contribution shall not be subject to reconsideration under 11 U.S.C. § 502 or otherwise, and which shall be the $703 million cash payment and the Stock Contribution (with such amounts to be allocated as follows: USW-$275.1 million in cash and $31.3 million in stock; and UAW-$428.9 million in cash and $48.7 million in stock) to be made to the respective Union Retiree VEBA as described in Appendix K to this Settlement Agreements (and Appendix K to the USW Settlement Agreement), or as otherwise directed to be paid by the Unions in the event their respective VEBA has not been established (but in no event to be duplicative of the Unions’ Claim under this Appendix).
(ii) If the arbitrator finds that the Unions have acted unreasonably in their determination to withhold consent of the Alternative Minority Investment, the Company shall be authorized to proceed with the Alternative Minority Investment without further consequence so long as the terms of the Settlement Agreement otherwise remain unchanged and unaffected.
(iii) Review of Arbitral Award: Any action to enforce or vacate the arbitral award described in paragraph (a) shall be an action under Section 301 of the Labor-Management Relations Act of 1947, as amended, 29 U.S.C. § 185 (“the Section 301 Action”) and reviewed under the standards applicable to judicial review of arbitration awards pursuant to Section 301. Dana reserves the right to commence such Section 301 Action in the Bankruptcy Court.
(b)	In the event that, following the consideration of an Alternative Minority Investment proposal, Dana rejects such proposal in favor of the Centerbridge Investment (or a new Centerbridge investment), then the Settlement Agreement shall remain in effect.

2.	Centerbridge Terminates The Investment: In the event that Centerbridge determines to terminate the Investment, other than for a breach by Dana of the Terms of Centerbridge Investment, the following shall apply:
(a)	The Unions shall have the sole unreviewable discretion within thirty (30) days of notification by Centerbridge of its termination of the Investment to designate an investor to replace Centerbridge on terms substantially similar to the Centerbridge Investment (the “Replacement Investor”). Such Replacement Investor shall be subject to Dana’s consent, which consent shall not be unreasonably withheld. If the 30-day period has not run by September 3, 2007, then Dana may file a plan of reorganization without the Replacement Investor, which plan shall be amended to incorporate the Replacement Investor, subject to the provisions of paragraphs 2(b) and 2(c) below.

(b)	Disputes with respect to whether or not Dana has acted unreasonably in withholding its consent to the Replacement Investor shall be timely addressed and subject to mandatory arbitration before a neutral arbitrator to be selected as set forth herein. The arbitrator shall be [name of individual]. If [selection #1] is not available, then [name of 1st alt.] shall serve as the arbitrator. If [1st alt] is not available, then the arbitrator shall be [ 2nd alt]. For purposes of this paragraph, “available” means able to conduct an arbitration within 14 days and, if necessary, render a decision within 7 days thereafter. If none of the foregoing individuals are available, then the individual available at the earliest time shall be the individual selected.
(i) If the arbitrator finds that Dana has acted unreasonably in rejecting the Replacement Investor, the arbitral award shall require that Dana accept the Replacement Investor.
(ii) If the arbitrator finds that Dana has acted reasonably, then Dana shall not be obligated to accept the Replacement Investor.
(iii) Any action to enforce or vacate the arbitral award described in this paragraph shall be subject to the standards applicable to judicial review of commercial arbitration awards under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. Dana reserves the right to commence such review action in the Bankruptcy Court.
(c)	In the event that the Unions do not identify a Replacement Investor or an arbitrator, acting pursuant to paragraph (b) above finds that Dana has acted reasonably in rejecting the Replacement Investor, Dana may pursue an alternate plan of reorganization , so long as such plan of reorganization meets the Reorganization Plan Metrics and the terms of this Settlement Agreement and the UAW Settlement Agreement otherwise remain unchanged and unaffected.

3.	Other Events.
(a)	(i)	Except as provided in paragraphs (1) and (2) of this Appendix (in which case the provisions of those paragraphs shall govern), in the event that Dana pursues a transaction other than the Centerbridge Investment, including a majority investment transaction, a sale of substantially all of the Company’s assets and any similar transaction (the “Non-Centerbridge Transaction”), the Unions shall have an allowed general unsecured claim in the amount of $908 million (such claim to be allocated as follows: USW — $354.7 million; and UAW — $553.3 million), which claim shall not be subject to reconsideration under Section 502 of the Bankruptcy Code or otherwise (after the date of approval of this Settlement Agreement and the USW Settlement Agreement) (the “Unions’ Claim”), unless Dana shall have notified the Unions that they and, if applicable, the third party investor to such Non-Centerbridge Transaction have unconditionally and irrevocably waived the right to seek to modify retiree health benefits and have committed to continue all such benefits in force without modification to the reasonable satisfaction of the Unions.

	(ii)	Such Non-Centerbridge Transaction shall be subject to the Unions’ consent, which consent shall not be unreasonably withheld. The Unions’ consent shall be determined once the Unions have conducted due diligence regarding the Non-Centerbridge Transaction, including discussions, if any, regarding the labor agreements and related restructuring matters. The Unions shall use reasonable best efforts to complete expedited due diligence within 3 weeks of notification by Dana regarding the Non-Centerbridge Transaction provided that Dana and the third party to such proposed Transaction cooperate fully in such diligence. In the event that the Unions do not consent to the Non-Centerbridge Transaction, then any dispute regarding the Unions’ determination to withhold consent shall be subject to the procedures set forth in Paragraph (1)(a) of this Appendix and any review of the arbitral award shall be as set forth in Paragraph (1)(a)(iii).

If the arbitrator finds that the Unions have acted reasonably in their determination to withhold consent of the Non-Centerbridge Transaction, and, notwithstanding such determination, Dana proceeds with the transaction, the Unions may, in their sole, unreviewable discretion: (x) issue a Notice of Termination as described in Paragraph (1)(a)(i)(A) (which shall give rise to the right to strike), in which event, retiree health benefits shall remain in force until such time as they are terminated in accordance with a further order of the Court implementing such termination and setting forth the terms of distribution of the Unions’ Claim; or (y) if no such notice is given (in which case this Settlement Agreement remains in effect), the Unions may elect (I) the Unions’ Claim or (II) the Stock Contribution and a

cash payment of $703 million (subject to the allocation described above in 1.a.i and further subject to the provisions reducing the amount of such payment contained in Appendix K hereto) in full settlement of the Unions’ Claim to be paid to a Union Retiree VEBA or as otherwise directed by the Unions for the payment of retiree health benefits in the event that no VEBA is established. The Unions may file with the Bankruptcy Court a notice identifying such election. If the arbitrator finds that the Unions have acted unreasonably in their determination to withhold consent of the Non-Centerbridge Transaction, the Company shall be authorized to proceed with the transaction, subject to the terms of the Settlement Agreement, except that the Unions shall have the right to elect (I) the Unions’ Claim or (II) the Stock Contribution and a cash payment of $703 million (subject to the allocation described above at 1.a.i and further subject to the provisions reducing the amount of such payment contained in Appendix K hereto) in full settlement of the Unions’ Claim . The Unions may file with the Bankruptcy Court a notice identifying such election.
(b)	Except as provided in Paragraphs (1), (2) and 3(a) of this Appendix, for any other event of termination under the Investment Term Sheet including the filing by Dana of a standalone reorganization plan, the Unions shall have the Unions’ Claim (subject to the allocation described above in 1.a.i), unless Dana, and if applicable, the plan proponent shall have notified the Unions that they have unconditionally and irrevocably waived the right to seek to modify retiree health benefits and have committed to continue all such benefits in force without modification to the satisfaction of the Unions. The Unions shall also have the right, in their sole unreviewable discretion to (x) issue a Notice of Termination as described in Paragraph (1)(a)(i)(A) of this Appendix (which shall give rise to the right to strike), in which event, retiree health benefits shall remain in force until such time as they are terminated in accordance with a further order of the Court implementing the termination of benefits and setting forth the terms of distribution of the Unions’ Claim (subject to the allocation described above at 3.a.i); or (y) if no such notice is given (in which case this Settlement Agreement shall remain in effect), the Unions may elect: (I) the Unions’ Claim (subject to the allocation described above at 3.a.i) or (II) the Stock Contribution and a cash payment of $703 million (subject to the allocation described above in 1.a.i and further subject to the provisions reducing the amount of such payment contained in Appendix K hereto) in full settlement of the Unions’ Claim, to be paid to a Union Retiree VEBAs or as otherwise directed by the Unions in the event that the relevant VEBA has not been established. The Unions may file with the Bankruptcy Court a notice identifying such election.

(c)	In the case of a dismissal of the Debtors’ chapter 11 cases, then this Settlement Agreement will terminate, and the parties will return to the status that existed before the Section 1113/1114 Litigation and the execution of this

Settlement Agreement. In the case of a conversion of the Debtors’ cases to Chapter 7, the Debtors will seek that any order of conversion shall provide for an allowed administrative claim in the amount of $703 million for the payment of retiree health benefits (subject to the allocation described above in 1.a.i).
4.	For purposes of this Appendix, “Reorganization Metrics” shall mean Appendix I of this Settlement Agreement.

APPENDIX S
Text of Proposed Side Letters:
Letter No. 1:
This will confirm that the current Company facilities in Owensboro, Kentucky, Gordonsville, Tennessee and Orangeburg, South Carolina are not covered by the Neutrality Agreement as found in Appendix B to the parties’ Settlement Agreement dated                     , 2007.
Letter No. 2:
June ___, 2007
Mr. James Robinson
Re: Machining Work
Dear Mr. Robinson:
During the course of the discussions which led to our Settlement Agreement between the USW and Dana Corporation, the parties discussed at length the role that machining work is expected to play in Dana Corporation’s business in the future, and the challenges that in some instances are implicated in performing such work in the United States and Canada.
The parties have agreed that machining work will be covered by Appendix E. The parties further agree that in applying the terms of Appendix E to machining work, they will take into consideration the relatively high cost of certain machining work and the lesser customer need for proximity as to machining in some instances (when compared to assembly work), as a result of which certain machined products are becoming more commodity-type items.
Sincerely,
Chris Bueter
Letter No. 3: INTENTIONALLY DELETED.

Letter No. 4:
USW Wage Settlement
–	Lump Sum Payments/Wage Increases

o	Tier I Employees

For purposes of this Article only, “Tier I employees” are identified as those employees who are not paid under a second tier (“Tier II”) of pay and reside in the following facilities:

1.	Marion IN

2.	Ft. Wayne IN

3.	Henderson KY
The parties have agreed during Settlement bargaining to provide the following wage increases for the term of the 2007-2011 Labor Agreement for Tier I employees in the locations noted above.
▪	Effective July 7, 2008, pay each Tier I employee a 2% lump sum of earnings (minimum $1,000), exclusive of shift premium, during the fifty-two (52) pay periods ending Sunday, June 22, 2008.

▪	Effective July 6, 2009, pay each Tier I employee a 1-1/2% lump sum of earnings (minimum $750), exclusive of shift premium, during the fifty-two (52) pay periods ending Sunday, June 21, 2009.

▪	Effective January 4, 2010, each Tier I employee from locations noted above shall be granted a one and one-half percent (1.5%) General Wage Increase. The method of accomplishing this shall be to add one and one half percent (1.5%) to the base hourly rate of each Tier I employee’s job classification including the minimum and maximum rates for spread rate classifications (if applicable) exclusive of shift premiums.
o	Tier II Employees
▪	Effective July 6, 2009, the Company agrees to add an extra bracket to the current Tier II wage structure increasing the maximum rate of pay to $16.00 per hour. As of July 6, 2009, the scale will read as follows:

0-52 wks	$14.00
53-104 wks	$14.50
105-156 wks	$15.00
157-208 wks	$15.50

209+ wks	$16.00
▪	Further, effective on July 6, 2009 for all Tier II employees previously in the top rate of pay ($15.50 per hour) for one (1) year or more as of that date, the Company agrees to immediately move those employees to the $16.00 per hour rate of pay under this Tier II schedule.
Letter No. 5
The following provisions shall be included in the Dana Framework Agreement as that term is used in Article 4 of Appendix B. The parties agree that the Framework Agreement(s) shall be the agreement between the USW and the [      ] facility.
Article __ — Recognition clause
     1. [General Unit description]
     2. Where the Union is recognized pursuant to the procedures described in the Neutrality Agreement referred to as Appendix ___, the new Bargaining Unit shall be merged into the bargaining unit covered by this agreement and this agreement shall apply to the newly organized employees.
     Article ___ — Local Issues
     1. The parties at the local level shall negotiate regarding the following terms and conditions of employment at each facility under this agreement: wages and classifications, overtime equalization procedures, shift premiums, work scheduling, job bidding and bumping, bulletin boards and break periods (“Local Issues”).
     2. Once an agreement is reached on the Local Issues, a local supplement containing those agreements on Local Issues will be reduced to writing and signed by the parties. Once executed, the Local Issue supplement will become part of this Agreement for the particular facility addressed in the supplement and will be attached to this Agreement for the facility in question as Appendix      .
     3. If the parties are not able to reach an agreement within sixty (60) days, following certification on any of the issues under this article, the Company and Union agree that either party may request that the unresolved issues be submitted to an Arbitrator for final offer (baseball style) interest arbitration in accordance with the following procedure.
4. The interest arbitration shall be conducted within 30 days following the request unless it is extended by mutual agreement of the parties. The parties shall present a list of the unresolved Local Issues as reflected in the final offers made at the bargaining table. The Arbitrator shall select between the final offer made by the Company and the final offer made by the Union. The Arbitrator shall have no authority to add to, subtract from, or modify the final offers submitted by the parties or to engage in mediation of the dispute. The Arbitrator’s decision shall select one or the other of the final offer packages submitted by the parties on the unresolved Local Issues. The Arbitrator shall select the final offer package found to be more reasonable in view of the information presented at the hearing. With respect to economic Local Issues (wages, shift premiums, etc.), the Arbitrator shall approach the issue based on a competitive analysis of the compensation related to the issue in question paid by those competitors who compete with the facility in question and by the Company’s facilities making similar products.
     The Arbitrator’s decision shall be in writing and shall be rendered within thirty (30) days after the close of the hearing. The decision of the Arbitrator shall be final and binding on the parties. Neither the Union nor Company shall appeal the Arbitrator’s decision to any forum including federal court.
Letter No. 6
June 26, 2007
Mr. James Robinson
Re: Administration of STD and LTD Programs and Continued Employment Status of Disabled Employees
Dear Mr. Robinson:
     During the course of the discussions that lead to our Settlement Agreement between the USW and Dana Corporation, the parties discussed various provisions of Short and Long-term disability programs, specifically the movement of certain liabilities related to certain disabled employees to the USW Union Retiree VEBA as of the Retiree Benefit Termination Date.
     The parties expressed concern that this movement not affect existing Administrative practices relative to both Short and Long-term disability programs, and that such programs continue to be administered in the same fashion as in the past. To that end, the parties recognize that the Company’s administration of the STD and LTD programs will continue using the means and methods consistent with past practices and efficient operation of the plans in accordance with all relevant Collective Bargaining Agreements.
     Further, nothing in the movement of any liabilities related to certain disabled employees to the USW Union Retiree VEBA as of the Retiree Benefit Termination Date will change or diminish in any way (a) any such employee’s employment or other status with the Company or (b) any such employee’s rights under the relevant collective bargaining agreement(s) or treatment under such agreements, including but not limited to the return to work of any such employee from disabled status.

Sincerely,
Chris Bueter
Letter No. 7
Mr. James Robinson
Re: Union Retiree VEBA
Dear Mr. Robinson:
     During the course of bargaining leading up to our Settlement Agreement (“Agreement”), there was extensive discussion over the composition of the Board of Trustees (the “Board”) of the USW Union Retiree VEBA (the “VEBA”) that the Agreement establishes. It was proposed during bargaining that the Company appoint certain members of the Board. The Company, along with the Union, shares a desire that the VEBA be administered effectively and in the best interests of the covered retirees, and believes that the designation of a Company representative would effectuate these purposes.
     The Company reviewed the Unions’ proposals with their outside auditors, who raised concerns that Dana’s appointment of any trustee(s) would prevent the settlement accounting treatment of its OPEB liabilities. The Union understands that settlement accounting treatment is an essential and necessary element of Dana’s emergence from bankruptcy.
     Immediately upon Court approval of the Settlement Agreement, the Company and the Union have agreed to prepare an expedited submission to the appropriate governmental authority for a determination as to whether the appointment by the Company of one trustee to a five-member board of trustees consisting of two trustees appointed by the Union and two independent trustees, would be consistent with the principals of settlement accounting. The Company’s outside auditors have agreed that they will follow the determination made by the appropriate governmental authority, and the Company will designate a trustee if the determination is made that such action will not prevent the settlement accounting treatment of its OPEB liability.
     In their expedited submission, the parties will provide relevant information necessary for the determination and will indicate that any obligation that Dana formerly has or had, prior to the Retiree Benefit Termination Date specified in Appendix K to the parties’ Settlement Agreement, to provide non-pension retiree benefits to current and future retirees, and certain long-term disability benefits, currently resides in the VEBA, and that the Company no longer has any contractual obligation after such date with respect to such benefits other than the funding requirements for the VEBA as set forth in Appendix K to the parties’ Settlement Agreement and those certain long-term disability benefits provided in Appendix Q to the Settlement Agreement.

     In the event that the appropriate governmental authority determines that it cannot issue the determination sought by the parties, the parties will immediately enter into negotiations in an effort to agree on an alternative structure for the Board that will allow the Company favorable settlement accounting treatment of its OPEB liabilities. Such negotiations, or the submission process set forth above, shall not delay the effective date set forth in Appendix K to the Settlement Agreement for the establishment of the Union Retiree VEBA. To ensure that the Union Retiree VEBA can be initially established in a manner which allows the Company to obtain relief from its OPEB liabilities, the composition of the Board shall consist of independent and Union trustees, with no Company representatives.
     The fact that the Board shall be so constituted shall not, however, relieve the Company of its obligation to work with the Union on alternative structures for the Board which can be presented to the appropriate governmental authority for determination as to settlement accounting treatment. The Company will be responsible for the reasonable expenses and fees of outside professionals and advisors who will work on both the submission and alternative structure process, so long as such expenses and fees do not exceed $125,000.00.
Sincerely,
Chris Bueter
Letter No. 8
Mr. James Robinson
Dear Mr. Robinson:
     Appendix L to the parties’ Settlement Agreement provides that “[n]o person shall first become a participant in any Union Pension Plan on or after the Freeze Date.” (The terms “Union Pension Plan” and “Freeze Date” are defined in Appendix L.) The parties discussed the possibility of a situation where an employee transfers from one Company plant to another, where employees at the second plant have participated in a retirement plan that is different from the retirement plan for the plant from which the employee has transferred, and where the employee is barred by the above-quoted language from participating in the retirement plan at the second plant.
     The parties agreed that in such a situation, if the employee had the right under Appendix L to earn eligibility service after the Freeze Date, that employee would continue to earn such eligibility service after his transfer as provided in Appendix L, and that such eligibility service would be attributed to the retirement plan that covered the transferred employee before his transfer.

Sincerely,
Chris Bueter
Letter No. 9
July 5, 2007
To: Jim Robinson
Re: Distribution of the monetary difference of SPT “Rule of 85” Company contributions
The Company and the Union agreed to the distribution of the balance of monies between an estimated dollar figure that was based on the Unions’ best guess as to what would be needed to fund the “Rule of 85” benefits under the Steelworker Pension Trust (the “SPT”) during bargaining and what was actually needed to fund that benefit. The Company has been notified subsequent to our bargaining, that the actual contribution needed by the SPT to provide these benefits will not exceed one million seven hundred thousand dollars ($1,700,000).
In accordance with our understanding noted above, the difference between what is needed to fund the “Rule of 85” benefit and the negotiated balance will be distributed as follows:
Upon ratification and approval of this total Settlement Agreement by the Bankruptcy Court, the Company will distribute to the following locations, in addition to any monies negotiated as a result of separate bargains, a one thousand dollar ($1000) lump sum ratification bonus payable from these proceeds. Those covered locations are as follows:
Longview Texas, Rochester Hills Michigan, Ft. Wayne Indiana, Marion Indiana, Henderson Kentucky. Lima Ohio, Pottstown, Pennsylvania and Auburn Hills Michigan. This lump sum will be payable to all employees in these locations as of the ratification date.
Additionally, the Company will increase the cash component of both the UAW and USW VEBA funds by $500,000 each in accordance with the provisions of separate VEBA accounts found in each Union’s Appendix K.
This reconciliation concludes all Company obligations relative to this cash contribution to the SPT for the “Rule of 85” funding as well as the distribution of the remaining assets agreed to by the parties.
Sincerely,
Chris Bueter

Letter No. 10
Section 3(a) of the Settlement Agreement between the parties dated July 5,
2007 provides that a condition to the effectiveness of the Settlement
Agreement is the “completion of the expedited organizing process at
Sterling, Illinois and Milwaukee, Wisconsin.” The parties further agree that the UAW may, in its sole discretion, designate one or two alternate
Company facilities at which this expedited organizing process is to be conducted. During this process, the Neutrality Agreement between the UAW and the Company that was in effect until June 8, 2007 (the “Neutrality
Agreement”) will be deemed to be in full effect at the Sterling, Illinois and Milwaukee, Wisconsin Company facilities (or such alternate facilities as the UAW may designate under this letter). If, during the period between
July 5, 2007 and the completion of the July 25, 2007 hearing on the
Company’s motion to approve the Settlement Agreement, the Company has fully complied with the Neutrality Agreement, the UAW will waive the condition to effectiveness of the Settlement Agreement referenced in the first sentence of this letter, although, at the UAW’s option, the expedited organizing process referenced herein will continue, with full application of the
Neutrality Agreement to it.
Sincerely,
Chris Bueter